Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of September 15, 2006
by and among
AVIV FINANCING I, L.L.C., a Delaware limited liability company, as the Parent and a Borrower,
THE VARIOUS SUBSIDIARIES OF PARENT PARTY HERETO,
as the Borrowers,
THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent
LASALLE BANK NATIONAL ASSOCIATION,
as Arranger and
BANCO POPULAR NORTH AMERICA,
GENERAL ELECTRIC CAPITAL CORPORATION,
JPMORGAN CHASE BANK NATIONAL ASSOCIATION and
MB FINANCIAL BANK, N.A.,
each as a Co-Documentation Agent and collectively as the Co-Documentation Agents

 i

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ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 1.1(a)	HUD Subsidiaries; Delayed Closings
SCHEDULE 1.1(b)	Lessees
SCHEDULE 1.1(c)	Future Payment Arrangements
SCHEDULE 1.1(d)	Security Deposit Arrangements
SCHEDULE 1.1(e)	Non-Borrower Payment Amounts
SCHEDULE 1.1(f)	Properties Deleted from EBITDAR
SCHEDULE 6.1.2(a)(i)	HUD Property Values
SCHEDULE 9.1	States of Organization
SCHEDULE 9.5	Litigation and Contingent Liabilities
SCHEDULE 9.12	Subsidiaries of Borrowers
SCHEDULE 9.20	Insurance
SCHEDULE 9.21	Real Property

SCHEDULE 10.11	Exceptions to Control
SCHEDULE 11.11	Existing Debt
SCHEDULE 11.12	Operating Lease Obligations
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.3	Guaranties
SCHEDULE 11.4	Loans and Advances
SCHEDULE 11.21	Investments

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT D	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT F	Form of Swingline Request (Section 2.1.3)

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 15, 2006 (this “Agreement”) is by and among AVIV FINANCING I, L.L.C., a Delaware limited liability company (the “Parent”), the subsidiaries of Parent identified on the signature pages hereto (collectively, with the Parent, the “Borrowers” and individually, a “Borrower”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders (the “Administrative Agent”).
RECITAL:
     WHEREAS, the Borrowers, certain of the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of April 13, 2005 (collectively, with Joinder No. 1 to Credit Agreement, Joinder No. 2 to Credit Agreement, Joinder No. 3 to Credit Agreement and Joinder No. 4 to Credit Agreement, the “Original Credit Agreement”); and
     WHEREAS, the Borrowers, the Lenders and the Administrative Agent desire to amend and restate the Original Credit Agreement, and as such, this Agreement shall constitute an amendment and restatement of the Original Credit Agreement, upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
     SECTION 1 DEFINITIONS.
     1.1 Definitions. When used herein the following terms shall have the following meanings:
     Account Debtor is defined in the Security Agreement.
     Account or Accounts is defined in the UCC.
     Acquired Debt means mortgage Debt that is non-recourse to the Borrowers and assumed by the Borrowers pursuant to an Acquisition permitted hereunder (and not created or incurred in connection with or in anticipation of such Acquisition) which is otherwise permitted by the terms of this Agreement.
     Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person (including, without limitation, any purchase of real property and any improvements thereon), (b) the acquisition of in excess of fifty percent (50%) of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary) or (d) the acquisition of real property and any improvements thereon.
     Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
     Affected Loan — see Section 8.3.
     Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer, manager, general partner, or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Borrower. Notwithstanding anything to the contrary in this definition, no direct or indirect limited partner of Parent shall be an Affiliate, unless such Person is also a general partner.
     Agent Fee Letter means that certain fee letter agreement dated July 25, 2006, between the Parent on behalf of the Borrowers and the Administrative Agent.
     Agreement — see the Preamble.
     Appraisal — see Section 12.1.7(j).
     Asset Disposition means the sale, assignment or other transfer for value (each, a “Disposition”) by any Borrower or any HUD Subsidiary to any Person (other than a Borrower) of any asset (including, without limitation, any of the Real Estate or any real estate owned by a HUD Subsidiary) or material right of such Borrower or HUD Subsidiary (excluding any loss, destruction or damage of any thereof), other than (a) the Disposition of any asset which is to be replaced, restored or rebuilt and is in fact replaced, restored or rebuilt, within thirty (30) days of any such sale, assignment or other transfer with another asset performing the same or a similar function, and (b) any Dispositions of any such real estate, asset, or material right that in the aggregate during any Fiscal Year do not exceed the amount of Seven Hundred Fifty Thousand Dollars ($750,000).
     Assignee — see Section 15.6.1.
     Assignment Agreement — see Section 15.6.1.
     Assignment of Leases and Rents means each assignment of leases and rents, assignment of rents, and assignment of leases made by a Borrower in favor of the Administrative Agent accompanying each Mortgage, as the same may be amended or modified from time in accordance with its terms.

     Attorney Costs means all reasonable fees and charges of any external legal counsel to the Administrative Agent and LaSalle in its individual capacity and after the Initial Closing Date, to the extent that external legal counsel is not engaged with respect to such matter, the reasonable allocable cost of internal legal services of the Administrative Agent and LaSalle in its individual capacity, including all reasonable disbursements of such internal legal counsel and all court costs and similar legal expenses.
     Aviv LLC means Aviv Healthcare, L.L.C., a Delaware limited liability company.
     Aviv Partnership means Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership.
     Aviv Operating Partnership I means Aviv Healthcare Properties Operating Partnership I, L.P., a Delaware limited partnership.
     Bank Product Agreements means those certain cash management service agreements entered into from time to time in connection with the Loans between any Borrower and a Lender or Lender’s Affiliates in connection with any of the Bank Products or otherwise mutually acceptable between any Borrower and a Lender or Lender’s Affiliates.
     Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrowers to any Lender or Lender’s Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Borrower is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any or all of the Borrowers pursuant to the Bank Product Agreements.
     Bank Products means any service or facility extended in connection with the Loans to any Borrower by any Lender or its Affiliates, or otherwise mutually acceptable between any Borrower and a Lender or its Affiliates, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.
     Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% per annum and (b) the Prime Rate.
     Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.
     Base Rate Margin means zero (0) basis points.
     BSA — see Section 10.6.
     Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

     Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Parent and its Subsidiaries, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (c) with payments from Lessees, or (d) with judgments or awards from legal proceedings.
     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
     Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Initial Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
     Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc. (or its successor), (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.
     Closing Date means, as applicable, either the Initial Closing Date, the date of a Swing Loan Closing, or the date of a Term B Closing.
     Code means the Internal Revenue Code of 1986, as amended.
     Collateral means any and all real and personal property of the Borrowers pursuant to which the Borrowers have granted Liens in favor of the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent) to secure the Obligations, pursuant to or as evidenced by the Collateral Documents.
     Collateral Documents means, collectively, the Security Agreement, the Pledge Agreement, each Mortgage, each Subordination and Attornment Agreement, each Assignment of Leases and Rents, the financing statements, each control agreement and any other agreement or instrument pursuant to which any of the Borrowers or any other Person grants, mortgages or purports to grant, mortgage or pledge Collateral to the Administrative Agent, as each of the same may be amended, modified or restated from time to time in accordance with their respective terms, and in all cases, in form and substance reasonably satisfactory to the Administrative Agent.
     Commitment means, as to any Lender, such Lender’s commitment to make Loans under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.
     Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.
     Computation Period (Borrowers) means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
     Computation Period (Facility Operations) means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
     Consolidated Net Income means, with respect to the Parent, its Subsidiaries and, with respect to Sections 11.23.2 and 11.23.4, the HUD Subsidiaries for any period, the aggregate net income (or loss) of the Parent and its Subsidiaries for such period, excluding any gains (or losses) from Asset Dispositions, any extraordinary, unusual, non-recurring gains (or losses) and any other non-cash charges and any gains (or losses) from discontinued operations.
     Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
     Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
     Debt of any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the lesser of the amount of such indebtedness and the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner and (i) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
     Debt Service Coverage Ratio (Borrowers) means, for any period, an amount equal to the following for such period: (i) EBITDA of the Borrowers and the HUD Subsidiaries, divided by (ii) all required cash Interest Expense plus all required payments of periodic scheduled amortization payments of principal on the Loans and any other periodic scheduled payments of Debt service of each HUD Subsidiary).
     Debt Service Coverage Ratio (Facility Operations) means, for any period, an amount equal to the following for such period: (i) combined EBITDAR of the Facilities attributable to the Real Estate and to any property leased by the Borrowers from any Person and leased or subleased by the Borrowers to any other Person divided by (ii) all required cash Interest Expense plus all required payments of principal on the Loans.
     Default Rate — see Section 4.1.

     Delayed Closing means the closing of a transaction identified in reasonable detail on Schedule 1.1(a) attached hereto.
     Designated Proceeds — see Section 6.1.2(a).
     Distribution Coverage Ratio (Borrowers) means, for any period, an amount equal to the following for such period: (i) EBITDA of the Borrowers and the HUD Subsidiaries less (a) Capital Expenditures that are not financed by any Debt and (b) distributions to equityholders of the Borrowers and the HUD Subsidiaries (excluding previous year non-distributable funds that would otherwise have been distributed by Borrowers and the HUD Subsidiaries but for the restrictions contained in this Agreement) divided by (ii) all required cash Interest Expense plus all required periodic scheduled amortization payments of principal on the Loans.
     Dollar, and the sign “$”, mean lawful money of the United States of America.
     EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period, all as determined in accordance with GAAP, consistently applied; provided, however, that any non-cash mark to market value of the Borrowers’ interest rate derivative products shall be excluded from EBITDA.
     EBITDAR means, for any period, the combined unaudited financial results as reported periodically by the Borrowers’ tenants calculated as net income for such period plus, to the extent deducted in determining such net income, interest expense, rent expense paid to any Borrower, income tax expense, depreciation and amortization for such period, excluding any other non-recurring or extraordinary gains or losses as reported by the tenants. EBITDAR shall not include financial results attributed to any properties described on Schedule 1.1(f) and any other Facilities subsequently closed and permitted under this Agreement.
     Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     Environmental Indemnity Agreement means that certain amended and restated environmental indemnity agreement of even date herewith, made by the Borrowers in favor of the Administrative Agent with respect to the Real Estate, as the same may be amended or modified from time to time in accordance with its terms.
     Environmental Laws means any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules or other requirements with the force of law, including but not limited to consent decrees and judicial or administrative orders, relating to the environment, including but not limited to those applicable to the use, storage, treatment, disposal or release of any Hazardous Substances, all as amended or modified from time to time during the term hereof, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended; the Clean Water Act, as amended; the Clean Air Act, as amended; the Federal Insecticide, Fungicide and Rodenticide

Act, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substance Act, as amended; and any and all other applicable environmental statutes for any State in which any of the Real Estate is located, any Borrower is organized, or any Borrower is conducting business, and all regulations promulgated under or pursuant to such federal and state statutes.
     Environmental Report means any or all of the environmental site assessments of the Real Estate prepared at the direction of Administrative Agent, in form and substance acceptable to Administrative Agent, true and complete copies of which have been delivered to Administrative Agent prior to the date hereof.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     Event of Default means any of the events described in Section 13.1.
     Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes).
     Facilities means each of the health care facilities owned by any Borrower and located, respectively, at the Real Estate.
     Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
     Financial Covenant Default means noncompliance with any or all of the financial covenants set forth in Section 11.23 hereof.
     FIRREA see Section 12.1.7(j).
     Fiscal Quarter means a fiscal quarter of a Fiscal Year beginning with the first Fiscal Quarter (or partial Fiscal Quarter) after the Initial Closing Date.
     Fiscal Year means the fiscal year of the Parent and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year beginning with the first Fiscal Year (or partial Fiscal Year) after the Initial Closing Date.
     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
     Future Payment Arrangements means each of the contemplated payments to the payees and in the aggregate amounts respectively identified in Schedule 1.1(c) attached hereto.

     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.
     Group — see Section 2.2.1.
     Hazardous Substances means any hazardous waste or hazardous substance, or any pollutant or contaminant or toxic substance or other chemicals or substances, including, without limitation, asbestos, petroleum, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, radon gas and mold, and any other chemical, material or substance regulated, limited or prohibited by any Environmental Laws.
     Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
     Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.
     HUD means the U.S. Department of Housing and Urban Development and any successor thereto.
     HUD Subsidiary means an entity identified on Schedule 1.1(a) as a HUD entity during the time such entity is a direct or indirect subsidiary of Parent.
     Indemnified Liabilities — see Section 15.17.
     Initial Closing Date means the date of the initial advance under this Agreement of the Term A Loan and the concurrent conversion of the Outstanding Term Loans to the Term A Loan.
     Interest Expense means for any period the consolidated interest expense of the Borrowers with respect to the Loans for such period.
     Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one (1), two (2), or three (3) months thereafter as selected by the Parent on behalf of the Borrowers pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

     (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (c) the Parent may not select any Interest Period for a Term B Loan which would extend beyond the scheduled Termination Date; and
     (d) the Parent may not select any Interest Period for a Loan if, after giving effect to such selection, the aggregate principal amount of all Loans having Interest Periods ending after any date on which an installment of the Loans is scheduled to be repaid would exceed the aggregate principal amount of the Loans scheduled to be outstanding after giving effect to such repayment.
     Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, except with respect to any other Borrower, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.
     LaSalle — see the Preamble.
     Lender — means for the Swing Loans, the Swingline Lender and for the Term A Loans and the Term B Loans, see the Preamble. For the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.
     Lender Party — see Section 15.17.
     Lessee means each of the lessees identified on Schedule 1.1(b) and any other lessee under a lease of a Facility from time to time.
     LIBOR Loan means any Loan (other than a Swing Loan, which shall in all cases be a Base Rate Loan) which bears interest at a rate determined by reference to the LIBOR Rate.
     LIBOR Margin means two hundred fifty (250) basis points.
     LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. Subject to the provisions of Section 8.7, a LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.
     LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore

United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or Telerate Service Access Page 3750 (British Bankers Association Settlement Rate), if selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets or Telerate system or another authoritative source reasonably satisfactory to Parent and the Administrative Agent is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its reasonable discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. Subject to the terms of this definition, the Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.
     Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include, without limitation, any mortgage, lien, pledge, hypothecation, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
     Loan or Loans means, as the context may require, the Term A Loan, the Term B Loan and/or a Swing Loan.
     Loan Documents means this Agreement, the Notes, the Environmental Indemnity Agreement, the Agent Fee Letter, the Collateral Documents, the Subordination of Management Agreement, the Hedging Agreements and all documents, instruments and agreements delivered in connection with the foregoing to which any Borrower, guarantor or pledgor of the Loans or indemnitor is a party, as each of the same may be amended, modified or restated from time to time in accordance with their respective terms, and in each case, in form and substance reasonably satisfactory to the Administrative Agent, but excluding (i) the Subordination and Attornment Agreements and (ii) the Bank Product Agreements (other than the Hedging Agreements).
     Loan to Value Ratio shall mean, as of any date of determination, the ratio of the outstanding principal amount of the Loans on such date to the Value of the Real Estate on such date.
     Manage or Management means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.
     Management Agreement means that certain management agreement dated as of April 13, 2005 by Manager and Aviv Partnership, as the same may be amended, modified or restated from time to time without violating or being inconsistent with the terms contained herein.
     Manager means Aviv Asset Management, L.L.C., a Delaware limited liability company.

     Mandatory Prepayment Event — see Section 6.1.2(a).
     Margin Stock means any “margin stock” as defined in Regulation U.
     Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Borrowers taken as a whole, (b) a material impairment of the ability of the Borrowers in the aggregate to perform or pay any of the monetary or material non-monetary Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral or a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement or the Notes.
     Material Indebtedness means any Debt of a Borrower that is in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000), but Material Indebtedness shall specifically exclude any indebtedness of a HUD Subsidiary and any Permitted Debt.
     Mortgages means, collectively, each of those mortgages, deed of trusts, and similar instrument granting the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent) a Lien on Real Estate of each of the Borrowers, as the same may be amended, modified or restated from time to time in accordance with its respective terms.
     Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent or any other member of the Controlled Group may have any liability.
     Net Cash Proceeds means, with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Borrower or any HUD Subsidiary pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, title insurance premiums, survey costs, accounting and broker’s fees), (ii) taxes (including transfer taxes) paid or reasonably estimated by the Borrowers to be payable by any of the Borrowers or indirect investors in the Borrowers as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt required to be paid in connection with such Asset Disposition secured by a Lien on the asset subject to such Asset Disposition (other than the Loans), and (iv) the Non-Borrower Payment Amounts.
     Non-Borrower Payment Amounts means the amounts required to be paid pursuant to the organizational documents of the applicable Borrower to partners and/or members of such Borrower whose equity interests are not owned by Parent and as more fully described on Schedule 1.1(e).
     Non-U.S. Participant — see Section 7.6(d).
     Note(s) means each of the amended and restated promissory notes made by the Borrowers and payable to each Lender with respect to the Term A Loan, and each of the promissory notes made by the Borrowers and payable to each Lender with respect to the Term B

Loan, respectively, substantially in the form of Exhibit A, which may be amended or modified from time to time in accordance with its respective terms.
     Notice of Borrowing — see Section 2.2.2.
     Notice of Conversion/Continuation — see Section 2.2.3.
     Obligations means all liabilities, indebtedness, and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of each Borrower under this Agreement and any other Loan Document including, without limitation, Attorney Costs and any reimbursement obligations of each Borrower in respect of letters of credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate or Administrative Agent, and all Bank Products Obligations with any of the Lenders relating to the Loans, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.
     OFAC — see Section 10.6.
     Omnibus Amendment — see Section 12.1.7.
     Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Borrower, as lessee, other than any Capital Lease.
     Original Credit Agreement — see the Preamble.
     Outstanding Term Loans — see Section 2.1.1.
     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     Parent — see the Preamble.
     Participant — see Section 15.6.2.
     Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Parent or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     Permitted Debt means any non-recourse Debt, Capital Lease or loan (other than any HUD indebtedness of any HUD Subsidiary) incurred by any non-Borrower Subsidiary of Parent (other than a HUD Subsidiary) in connection with an Acquisition, which Debt, Capital Leases or loan shall not at any time exceed the amount of Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000) in the aggregate.

     Permitted Unsubordinated Debt means any unsecured Debt of the Borrowers or letters of credit issued for the account of the Borrowers that in the aggregate shall not at any time exceed Fifteen Million Dollars ($15,000,000).
     Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.
     Person means any natural person, corporation, joint venture, sole proprietorship, partnership, trust, limited liability company, association, governmental authority or unit (whether federal, state, provincial, county, city, municipal or otherwise), or any other entity, whether acting in an individual, fiduciary or other capacity.
     Pledge Agreement means that certain amended and restated pledge agreement of even date herewith, pledging the Capital Securities of Parent made by Aviv Operating Partnership I in favor of the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent), as well as any accompanying stock powers (to the extent such Capital Securities are certificated), as the same may be amended, modified or restated from time to time.
     Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.
     Pro Rata Share means:
     (a) with respect to a Lender’s obligation to make a Term A Loan and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Term A Loans, the percentage obtained by dividing (i) such Lender’s Term A Loan Commitment, by (ii) the aggregate amount of all Lenders’ Term A Loan Commitments, and (y) from and after the making of the Term A Loans, the percentage obtained by dividing (i) the principal amount of such Lender’s Term A Loan by (ii) the principal amount of all Term A Loans of all Lenders;
     (b) with respect to a Lender’s obligation to make a Term B Loan and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Term B Loans, the percentage obtained by dividing (i) such Lender’s Term B Loan Commitment, by (ii) the aggregate amount of all Lenders’ Term B Loan Commitments, and (y) from and after the making of the Term B Loans, the percentage obtained by dividing (i) the principal amount of such Lender’s Term B Loan by (ii) the principal amount of all Term B Loans of all Lenders; and
     (c) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Term A Loan Commitment plus such Lender’s Term B Loan Commitment, by (ii) the aggregate amount of the Term A Loan Commitment of all Lenders plus the Term B Loan Commitment of all Lenders; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the unpaid principal amount of such Lender’s Term A Loan plus (i) the unpaid principal amount of such Lender’s Term B Loan, plus (ii) the sum of the amounts of such Lender’s participations in the Swing Loans, by (B) the unpaid principal amount of all Term A Loans of all Lenders plus the unpaid principal amount of all Term B Loans of all Lenders, plus the outstanding participations in Swing Loans of all Lenders.
     Real Estate means (i) each of those parcels of real property, improvements and fixtures located thereon owned or leased by the Borrowers, respectively, and encumbered or to be encumbered by each Mortgage and identified on Schedule 9.21, and (ii) as and when applicable, each additional parcel of real property purchased or to be purchased with all or any part of a Term B Loan or a Swing Loan.
     Regulation D means Regulation D of the FRB.
     Regulation U means Regulation U of the FRB.
     Replacement Lender — see Section 8.7(b).
     Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
     Required Lenders means, at any time, Lenders whose Pro Rata Shares equal or exceed fifty one percent (51%) as determined pursuant to clause (c) of the definition of “Pro Rata Share”.
     Security Agreement means that certain amended and restated security agreement of even date herewith, made by the Borrowers in favor of the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent), pursuant to which a first-priority security interest in all personal property and assets of the Borrowers is granted, as the same may be amended or modified from time to time in accordance with its terms.
     Security Deposit Arrangements means each of the contemplated payments to the payees and in the aggregate amounts respectively identified in Schedule 1.1(d) attached hereto
     Senior Officer means, with respect to Parent or any Borrower, as applicable, any of the president, chief executive officer, the chief financial officer, the chief operating officer, the treasurer, general partner, manager or member of such Person.
     Subordination of Management Agreement means that certain amended and restated subordination agreement of even date herewith, by and between Manager and the Administrative Agent, pursuant to which Manager agrees to subordinate in favor of Administrative Agent on behalf of the Lenders, management fees otherwise payable under the Management Agreement.

     Subordination and Attornment Agreement means each subordination, non-disturbance and attornment agreement dated as of April 13, 2005, executed in connection with each applicable parcel of leased Real Estate, as each of the same may be amended, modified or restated from time to time.
     Subsidiary means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, limited liability partnership or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 51% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Parent and shall not include any HUD Subsidiaries or any subsidiaries whose assets were financed by Permitted Debt.
     Swing Loan has the meaning specified in Section 2.1.3.
     Swing Loan Closing means the closing of a transaction with an advance of a Swing Loan.
     Swingline Commitment means initially $25,000,000, and then increasing to $45,000,000 (in all cases, a component of the Term B Loan Commitment) for one time during each two Fiscal Quarter period commencing on the Initial Closing Date and continuing through the earlier of (i) the third anniversary of the Initial Closing Date and (ii) the Termination Date.
     Swingline Lender means, each in its capacity as Swingline Lender hereunder, LaSalle or, any Lender that is required to make Swing Loans hereunder by request of LaSalle.
     Swingline Request has the meaning specified in Section 2.1.3.
     Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.
     Term A Loan Commitment means a mortgage term loan facility in an aggregate amount of Two Hundred Fifteen Million Dollars ($215,000,000).
     Term A Loans — see Section 2.1.1.
     Term A Loan Maturity Date means the earlier of (a) September ___, 2011, or (b) the Termination Date.
     Term B Closing means the closing of a transaction with an advance of a Term B Loan.
     Term B Loan Commitment means an acquisition term loan facility in an aggregate amount of One Hundred Fifty Five Million Dollars ($155,000,000).
     Term B Loans — see Section 2.1.2.

     Term B Loan Maturity Date means the earlier of (a) September ___, 2011, or (b) the Termination Date.
     Termination Date means the earlier to occur of (a) September ___, 2011, or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.
     Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Parent or any other member of the Controlled Group from such Pension Plan during a plan year in which Parent or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
     Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
     type — see Section 2.2.1.
     UCC is defined in the Security Agreement.
     Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
     Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
     Value means the appraised fee simple (or leasehold, if applicable) value of any parcel of Real Estate as set forth in the Appraisals, which Appraisals, as determined by the Administrative Agent in its reasonable discretion, shall satisfy the requirements of FIRREA; provided, however, during the term of a Swing Loan, Value shall mean the purchase price of the Real Estate financed by such Swing Loan.
     Withholding Certificate — see Section 7.6(d).
     Wholly-Owned Subsidiary means, as to any Person, a Subsidiary, all of the Capital Securities of which are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
     1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The term “including” is not limiting and means “including without limitation.”
     (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
     (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; provided, however, the representations and warranties of the Borrowers contained in the Loan Documents referring to any statute or regulation shall not be construed as including any statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation solely from the time period between the Initial Closing Date (and, as applicable, any subsequent Closing Date) and the date immediately before any such representation and warranty is remade pursuant to Sections 9.29(b) and 12.2.1 hereof.
     (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
     (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by legal counsel to the Administrative Agent, the Borrowers, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.
     SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION PROCEDURES.
     2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to the Borrowers as follows:
     2.1.1 Term A Loan Commitment. The Lenders have made term loans (the “Outstanding Term Loans”) available to the Borrowers under the Original Credit Agreement. As of the Initial Closing Date, the outstanding principal balance of the Outstanding Term Loans is

$204,851,469.41. Each Lender has agreed to cause such Outstanding Term Loans due each Lender to convert into a portion of the term loans hereunder. In addition each Lender has agreed to make new term loans to the Borrowers (the Outstanding Term Loans and such new term loans, collectively, “Term A Loans”). The aggregate amount of the Term A Loans is equal to the Term A Loan Commitment. Any amounts borrowed by the Borrowers constituting Term A Loans may be repaid pursuant to the terms hereof, but not then reborrowed.
     2.1.2 Term B Loan Commitment. Each Lender agrees to make term loans (“Term B Loans”) from time to time until the date that is the third anniversary of the Initial Closing Date in such Lender’s Pro Rata Share of such aggregate amounts as the Parent may request from the Administrative Agent; provided that the aggregate amounts of the Term B Loans (whether outstanding or previously paid by the Borrowers) will not at any time exceed the Term B Loan Commitment. Any amounts borrowed by the Borrowers constituting Term B Loans may not be repaid and reborrowed.
     2.1.3 Swing Loans. On the terms and subject to the conditions contained in this Agreement, the Swingline Lender shall make loans in Dollars (each a “Swing Loan”) available to the Parent on behalf the Borrowers under the Term B Loan Commitment from time to time on any Business Day during the period from the date hereof until the earlier of (i) the third anniversary of the Initial Closing Date and (ii) the Termination Date in an aggregate principal amount at any time outstanding not to exceed the Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate amount of outstanding Term B Loans would exceed the Term B Loan Commitment and (y) in the period commencing on the first Business Day after it receives notice from the Administrative Agent or a majority of the Swingline Lenders that one or more of the conditions precedent contained in Section 12.4 are not satisfied and ending when such conditions are satisfied or duly waived by the Administrative Agent or a majority of the Swingline Lenders. In connection with the making of any Swing Loan, the Swingline Lender may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 12.4 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (i) the Termination Date and (ii) 60 days from the date of such Swing Loan. Within the limits set forth in the first sentence of this Section 2.1.3, amounts of Swing Loans repaid may be reborrowed under this Section 2.1.3. In order to request a Swing Loan, the Parent on behalf of the Borrowers shall give to the Administrative Agent a notice to be received not later than 11:00 A.M. on the day of the proposed borrowing, which may be made in a writing substantially in the form of Exhibit F duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such borrowing, with such a Swingline Request. The Administrative Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender shall make a Swing Loan available to the Borrower by making the proceeds thereof available to the Administrative Agent and, in turn, the Administrative Agent shall make such proceeds available to the Parent on behalf of the Borrowers on the date set forth in the relevant Swingline Request. The Administrative Agent shall act as the sole Swingline Lender, unless it elects in its sole and absolute discretion to require, upon oral or written notice, that the Lenders holding the Term B Loan Commitment fund the Swing Loan in an amount equal to each Lender’s Pro Rata Share. The Swingline Lender may at any time forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to each Lender) that each Lender pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of all or a portion of the outstanding Swing Loans. Each Lender shall pay such Pro Rata Share to the Administrative Agent for the account of the Swingline Lender within one Business Day of receipt of such request. Upon the occurrence of any Event of Default, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Loan. Upon receipt by the Swingline Lender of any payment from any Lender pursuant to the foregoing with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion. Each Lender’s obligations pursuant hereto shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swing Loan Lender or any other Person, (B) the failure of any condition precedent set forth in Section 12.4 to be satisfied or the failure of the Borrower to deliver any notice set forth in Section 2.2.2 (each of which requirements the Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Borrower.
     2.2 Loan Procedures.
     2.2.1 Various Types of Loans. Each Loan (other than Swing Loans) may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Parent on behalf of the Borrowers shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five (5) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Term B Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.
     2.2.2 Borrowing Procedures. Except with respect to Swing Loans which shall constitute only Base Rate Loans and not LIBOR Loans, the Parent on behalf of the Borrowers shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed promptly by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the

Administrative Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Parent on behalf of the Borrowers on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least Two Hundred Fifty Thousand Dollars ($250,000), and each LIBOR borrowing shall be in an aggregate amount of at least Two Hundred Fifty Thousand Dollars ($250,000). The Administrative Agent shall have no liability to the Parent or the Borrowers or any other Person as a result of acting on any telephonic request that the Administrative Agent believes in good faith to have been made by any Person authorized by the Parent and the Borrowers to make a borrowing request on behalf of the Parent or the Borrowers.
     2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Parent on behalf of the Borrowers may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:
          (A) elect, as of any Business Day, to convert any Loans (other than Swing Loans) (or, if the same is to be converted into a LIBOR loan, any part thereof in an aggregate amount not less than Two Hundred Fifty Thousand Dollars ($250,000) into Loans (other than Swing Loans) of the other type; or
          (B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than Two Hundred Fifty Thousand Dollars ($250,000) for a new Interest Period;
provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least Two Hundred Fifty Thousand Dollars ($250,000).
     (b) The Parent on behalf of the Borrowers shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed promptly by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans (other than Swing Loans), 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
          (A) the proposed date of conversion or continuation;
          (B) the aggregate amount of Loans to be converted or continued;
          (C) the type of Loans resulting from the proposed conversion or continuation; and
          (D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor. The Administrative Agent shall have no liability to the Parent or the other Borrowers or any other Person as a result of acting on any telephonic request that the Administrative Agent believes in good faith to have been made by any Person authorized by the Parent and the other Borrowers to make any such conversion or continuation request on behalf of the Parent and the other Borrowers.
     (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Parent on behalf of the Borrowers has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Parent on behalf of the Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.
     (d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Parent on behalf of the Borrowers, of the details of any automatic conversion.
     (e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
     2.3 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
     2.4 Certain Conditions. No Lender shall have an obligation to make any Loan if an Event of Default or Unmatured Event of Default exists unless funding a Term B Loan would immediately cure an Event of Default under a Swing Loan. No Lender shall have an obligation to permit the continuation of or any conversion into any LIBOR Loan (i) for greater than a thirty (30) day period if an Unmatured Event of Default exists, and (ii) if an Event of Default exists.
     SECTION 3 EVIDENCING OF LOANS.
     3.1 Notes. The Loans of each Lender shall be evidenced by a separate Note with respect to such Lender’s Term A Loan Commitment and such Lender’s Term B Loan Commitment, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of the principal amount of such Lender’s Term A Loan and such Lender’s Term B Loan Commitment.
     3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.
     3.3 All Loans One Obligation. Each Borrower acknowledges and agrees that the Loan Documents and the Term A Loans, the Swing Loans, the Term B Loans and each of the other Obligations are to be cross-defaulted and cross-collateralized by all of the Collateral. Payment of all sums and indebtedness to be paid by Borrowers to Administrative Agent and Lenders under this Agreement shall be secured by, among other things, the Collateral Documents. All loans or advances made to Borrowers under this Agreement shall constitute one Loan, and all of Borrowers’ Obligations and other liabilities of Borrower to Administrative Agent and Lenders shall constitute one general obligation secured by Administrative Agent’s Lien on all of the Collateral of Borrowers and by all other liens heretofore, now, or at any time or times granted to Administrative Agent or Lenders to secure the Loans. Each Borrower agrees that all of the rights of Administrative Agent and Lenders set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Loan Documents, unless otherwise agreed in writing by the Administrative Agent and the Lenders.
     SECTION 4 INTEREST.
     4.1 Interest Rates. The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
     (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin; and
     (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin;
provided that at any time an Event of Default exists and continues, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by an additional two percent (2%) per annum (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate plus an additional two percent (2%) per annum) (the “Default Rate”); provided, further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically and be payable upon demand.
     4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, if at any time applicable, if ever, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be jointly and severally payable on demand.
     4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent in accordance with the terms of this Agreement, and notice thereof shall be given by the Administrative Agent promptly to the Parent on behalf of the Borrowers and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Parent or any Lender, deliver to the Parent on behalf of the Borrowers or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.
     4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.
     4.5 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrowers be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement or any Note would exceed the limit which the Lenders may lawfully charge the Borrowers, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Lenders either be refunded to the Borrowers or credited to the principal amount of the Obligations (or any combination of the foregoing), without the requirement to pay any “Funding Losses” described in Section 8.4, so that under no circumstances shall the interest or other charges required to be paid by the Borrowers hereunder exceed the maximum rate allowed by applicable law, and Borrowers shall not have any action against any of the Lenders or the Administrative Agent for any damages arising out of the payment or collection of any such excess interest.
     SECTION 5 FEES.
     5.1 Fees. In addition to any other fees or charges payable under this Agreement or any other Loan Document, the Borrowers jointly and severally agree to pay the following fees, which shall be and are nonrefundable and deemed fully earned when paid: (a) on the Initial Closing Date, an upfront commitment fee of $725,000, ratably to the Lenders, (b) Commencing with September 30, 2007, and continuing on the last day each December, March, June and September (other than any quarter-end period in which the outstanding principal amount of the Term B Loans and the Swing Loans are greater than Fifty Million Dollars ($50,000,000), in which case no such fee shall be due and payable), an unused line fee of .25% of per annum times the result of (i) $50,000,000, minus (ii) the sum of the average daily balance of Term B Loans and Swing Loans that were outstanding during the immediately preceding quarter, (c) on the Initial Closing Date, an extension fee of $337,500, ratably to the lenders that were party to the Original Credit Agreement based on their respective pro rata share of the Outstanding Term Loans, and (d) such agent’s fees as are mutually agreed to from time to time by the Parent on behalf of the Borrowers and the Administrative Agent including the fees set forth in the Agent Fee Letter.
     SECTION 6 PREPAYMENTS; REPAYMENTS.
     6.1 Prepayments.

     6.1.1 Voluntary Prepayments. The Borrowers may from time to time prepay the Loans in whole or in part; provided that the Parent on behalf of the Borrowers shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000). Concurrently with such prepayment, the Borrowers shall pay any amounts charged in accordance with Section 8 hereof.
     6.1.2 Mandatory Prepayments.
     (a) In connection with any Asset Disposition, the Borrowers shall make (and, as applicable, shall cause each HUD Subsidiary, to make) a prepayment of the Loans until paid in full upon the occurrence of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):
(i)	Concurrently with consummation of any Asset Disposition, in an amount equal to 100% of the lesser of (A) Net Cash Proceeds, and (B) the appraised Value for such parcel of Borrower’s Real Estate set forth in the applicable Appraisal, or, as applicable, the mutually agreed upon value set forth in Schedule 6.1.2(a)(i) attached hereto for any parcel of real estate owned by any HUD Subsidiary, in either case, less (but without duplication) any Non-Borrower Payment Amounts; and

(ii)	Solely with respect to Asset Dispositions of Borrowers, a Senior Officer of Parent shall deliver a Compliance Certificate that shows that the Loan to Value Ratio is not greater than seventy-five percent (75%) taking into account the Asset Disposition. In the event the Loan to Value Ratio is greater than seventy-five percent (75%) Borrower may elect to prepay the Loan in order to bring the Loan to Value Ratio into compliance.
     (b) The Borrowers shall remain responsible for and concurrently pay (with any such mandatory prepayment) the Administrative Agent (for the benefit of the Lenders) any amounts due or owing pursuant to Section 8.4.
     (c) Subject to the Administrative Agent’s written consent (which consent shall not be unreasonably delayed, withheld or conditioned), the Borrowers may have any parcel of Real Estate reappraised as reasonably requested at any time as long as any such new appraisal (i) is ordered by Administrative Agent, (ii) is prepared by an independent appraiser approved by the Administrative Agent, (iii) is at the sole cost and expense of the Borrowers, (iv) satisfies the requirements of FIRREA, and (v) is otherwise in form and substance reasonably satisfactory to Administrative Agent. If each of the foregoing conditions in this subsection (c) are satisfied, such new appraisal shall replace and supersede the Appraisal for the applicable parcel of Real Estate for purposes of this Agreement.

     (d) In connection with any refinancing of any HUD Debt of any HUD Subsidiary in which Excess Cash Flow (as defined in Section 10.15(b)) of the HUD Subsidiaries in the aggregate at such time is less than the Excess Cash Flow generated by the HUD Subsidiaries in the aggregate as of April 13, 2005, the Borrowers shall cause such HUD Subsidiary to make a prepayment of the Loans (until such time as the Loans have been paid in full) upon the occurrence of any such refinancing by the amount that the cash proceeds of such new financing exceeds (i) the amount of the Debt to be repaid (including any prepayment premiums, yield maintenance payments or other amounts, fees or charges to be paid on such Debt), and (ii) the transaction fees and expenses actually incurred, in connection with such refinancing transaction. Borrowers shall remain responsible for and concurrently pay (with any such mandatory prepayment) the Administrative Agent (for the benefit of the Lenders) any amounts due or owing pursuant to Section 8.4.
     6.2 Manner of Prepayments. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of Loans shall be applied (i) first to Swing Loans; (ii) then, any remaining proceeds to Term B Loans and (iii) then, any remaining proceeds to Term A Loans, and each shall be applied pro rata among the Lenders according to the principal amounts thereof and in the inverse order of maturity to the remaining installments thereof. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.
     6.3 Repayments.
     6.3.1 Term A Loans. Subject to Sections 4.5, 6.1.2 and 13, no payment of principal shall be due or payable by the Borrowers on the Term A Loans until June 30, 2007. Commencing on June 30, 2007, the principal amount of the Term A Loans shall be paid jointly and severally by the Borrowers in quarterly payments based upon a twenty-five (25) year mortgage style amortization as set forth immediately below:

Quarterly Payments
June 30, 2007	$675,000
September 30, 2007	$675,000
December 31, 2007	$675,000
March 31, 2008	$675,000
June 30, 2008	$725,000
September 30, 2008	$725,000
December 31, 2008	$725,000
March 31, 2009	$725,000
June 30, 2009	$800,000
September 30, 2009	$800,000
December 31, 2009	$800,000
March 31, 2010	$800,000

Quarterly Payments
June 30, 2010	$875,000
September 30, 2010	$875,000
December 31, 2010	$875,000
March 31, 2011	$875,000
June 30, 2011	$950,000
As between the Lenders, each Lender shall receive such Lender’s Pro Rata Share of the amount of each installment paid. Unless sooner paid in full (whether by acceleration or otherwise), the remaining outstanding principal balance of the Term A Loan (together with all accrued and outstanding interest thereon) shall be jointly and severally paid in full on the Term A Loan Maturity Date.
     6.3.2 Term B Loans. Commencing on December 31, 2009, and continuing on the last day of each Fiscal Quarter thereafter, the principal amount of each Term B Loan shall be paid jointly and severally by the Borrowers in quarterly payments (together with accrued interest thereon) based upon a twenty-five (25) year mortgage style amortization (the methodology of which will be consistent with the calculation of the mortgage style amortization used in calculating the Term A Loan payment schedule set forth in Schedule 6.3.1). Interest on the outstanding principal balance of the Term B Loan will be paid in accordance with Section 4.1. As between the Lenders, each Lender shall receive such Lender’s Pro Rata Share of the amount of each installment paid. Unless sooner paid in full (whether by acceleration or otherwise), the outstanding principal balance of each Term B Loan (together with all accrued and outstanding interest thereon) shall be jointly and severally paid in full on the Term B Loan Maturity Date.
     6.3.3 Swing Loans. The Borrowers hereby jointly and severally agree to repay the Swing Loans on the earliest of (i) the Termination Date and (ii) 60 days from the date of such Swing Loan.
     SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
     7.1 Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Borrowers, jointly and severally, to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Borrowers directly to the Lender entitled thereto without setoff, counterclaim or other defense.
     7.2 Application of Certain Payments. So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.1 and 6.2. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as the Administrative Agent shall determine in its discretion or, in the absence of a specific determination by the Administrative Agent, as set forth in Section 17 of the Security Agreement. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.
     7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
     7.4 Setoff. Each of the Borrowers agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Borrower agrees that at any time upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Borrowers hereunder, without prior notice, whether or not then due, any and all balances, credits, deposits, accounts or moneys of any of the Borrowers then or thereafter with the Administrative Agent or such Lender. Each of the Borrowers further agree that pending any such action, to the extent necessary, to deposit such amounts with the Administrative Agent as Collateral to secure such Obligations and to dishonor any and all checks and other items drawn against any deposits so held as the Administrative Agent in its sole discretion may elect. The rights of the Administrative Agent and the Lenders under this Section 7.4 are in addition to all other rights and remedies which the Administrative Agent and the Lenders may otherwise have in equity or at law.
     7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan, or (b) other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

     7.6 Taxes.
     (a) All payments made by the Borrowers hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law and subject to Section 7.6(d), all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Lenders (or, if applicable, the Administrative Agent) shall be made by the Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
     (b) If a Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Borrowers shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent a Borrower withholds any Taxes on payments hereunder or under any Loan Document, the Borrowers shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within thirty (30) days after it has made payment to such authority a receipt issued by such authority (or other evidence reasonably satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.
     (c) If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Borrowers shall, jointly and severally, indemnify such Person against (i) such Tax (and any reasonable attorneys’ fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c), except to the extent such payment or withholding of Taxes would not have been requested had such Lender complied with the provisions of Section 7.6(d). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.
     (d) (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Parent and the Administrative Agent on or prior to the Initial Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax on interest payments to be made hereunder or on any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative

Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Initial Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Parent and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from United States withholding tax on interest payments to be made hereunder or on any Loan.
     (ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Parent and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Parent and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.
     (iii) The Borrowers shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).
     (iv) Each Lender agrees to and shall indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Borrowers pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Administrative Agent makes written demand therefor.
     SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.
     8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other monetary condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrowers shall, jointly and severally, pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is ninety (90) days prior to the date on which such Lender first made demand thereof.
     (b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrowers shall, jointly and severally pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor. Notwithstanding the foregoing in this subsection (b), if any Lender becomes entitled to claim any additional amounts pursuant to this Section 8.1(b), Borrowers shall not be required to pay same unless they are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances.
     8.2 Basis for Determining Interest Rate Inadequate or Unfair. If:
     (a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Borrowers absent manifest error) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or
     (b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such

Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the reasonable opinion of such Lenders materially affects such Loans;
then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances), and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
     8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.
     8.4 Funding Losses. The Borrowers hereby agree that upon demand by any Lender to any Borrower (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Borrowers shall indemnify such Lender against any net loss or expense which such Lender may actually sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (but excluding any conversion pursuant to Section 8.3) or (b) any failure of the Borrowers to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices with respect to the borrowing, conversion or continuation of any LIBOR Loan to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

     8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that such election shall not increase the costs to Borrowers under Sections 7.6 or 8.1 and that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Borrowers to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
     8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.
     8.7 Mitigation of Circumstances; Replacement of Lenders. (a) Each Lender shall promptly notify the Parent and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s reasonable judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrowers to pay any amount pursuant to Sections 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Parent and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s reasonable judgment, be otherwise disadvantageous to such Lender.
     (b) If the Borrowers become obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3 to the Parent, the Parent may designate another bank which is acceptable to the Administrative Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty (other than with respect to mutually agreed upon customary factual matters and the absence of liens and encumbrances on such interest) by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

     8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be made in good faith and shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes and termination of this Agreement.
     SECTION 9 REPRESENTATIONS AND WARRANTIES.
     To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans hereunder, each of the Borrowers represents and warrants on a joint and several basis to the Administrative Agent and the Lenders that:
     9.1 Organization. Each Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth on Schedule 9.1 attached hereto. Each Borrower is qualified to do business in every jurisdiction in which: (a) the nature of the business conducted or the character or location of properties owned or leased, or the residences or activities of employees make such qualification necessary, and (b) failure so to qualify might impair the title of such Borrower to material properties or such Borrower’s right to enforce material contracts or result in exposure of such Borrower to liability for material penalties in such jurisdiction, and (c) failure so to qualify would have a Material Adverse Effect. No Borrower conducts any material operations or keeps any material amounts of property at any location except at such Borrower’s principal office and at the Facilities.
     9.2 Authorization; No Conflict. The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of all of the other Loan Documents to which such Borrower is a party, and the performance by each Borrower of this Agreement and all of the other Loan Documents to which it is a party (including, without limitation, its Obligations), are within such Borrower’s powers, have been duly authorized by all necessary Borrower action, have received any required governmental or regulatory agency approvals and do not and will not contravene or conflict with any provision of law in any material respect or of the charter, certificate of formation, articles of organization, by-laws, operating agreement, partnership agreement, or other organizational documents of such Borrower, or any judgment, order or decree that is binding upon any Borrower or any of their respective properties, or of any agreement, indenture, instrument or other document binding upon any Borrower or its properties, or require, or result in, the creation or imposition of any mortgage, Lien or encumbrance upon any of the assets of any Borrower other than as expressly provided herein.
     9.3 Validity and Binding Nature. This Agreement and all of the other Loan Documents to which any Borrower is a party, are the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

     9.4 Financial Condition. No material adverse effect or material adverse change has occurred with respect to the Borrowers’ financial condition since December 31, 2005.
     9.5 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceedings or governmental investigations or proceedings, including but not limited to adverse licensure or certification proceedings or findings, are pending or, to any Borrower’s actual knowledge, threatened against any Borrower or to the actual knowledge of any Borrower against any Facility regarding the Facility which would, if adversely determined, create or result in a Material Adverse Effect. No Borrower has any material Contingent Liabilities not provided for or disclosed in Schedule 9.5.
     9.6 Title; Liens. Each Borrower has good and insurable title in fee simple (or, if and as applicable, Borrower has a good and valid leasehold interest) to all of its real property, including the Real Estate, and valid and indefeasible ownership of all of its fixtures, equipment, machinery and other assets. Other than for Permitted Liens no other Person holds any ownership interest in the Real Estate or the Facilities other than the Borrowers and the Lessees as to their leasehold interests under their respective leases or with respect to any Lessee’s property located thereon. None of the assets of any Borrower are subject to any mortgage, pledge, title retention lien, or other Lien, encumbrance or security interest except for Permitted Liens.
     9.7 Employee Benefit Plans. (a) Each Pension Plan maintained by any Borrower is in material compliance with ERISA, the Code, and all applicable rules and regulations adopted by regulatory authorities pursuant thereto, and each Borrower has filed, with respect to each Pension Plan, all reports and returns required to be filed by ERISA, the Code and such rules and regulations. No Pension Plan maintained by any Borrower and no trust created under any such Pension Plan has incurred any “accumulated funding deficiency” within the meaning of Section 412(c)(1) of the Code, and the present value of all benefits vested under each Pension Plan did not exceed, as of the last annual valuation date, the value of the assets of the respective Pension Plans allocable to such vested benefits. No Borrower has any knowledge that any “reportable event” as defined in ERISA has occurred with respect to any Pension Plan.
     (b) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent (20%) of the Total Plan Liability for all such Pension Plans. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the actual knowledge of Parent, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Parent or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five (5) years, neither the Parent nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.
     (c) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Parent or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Parent nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Parent nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
     9.8 Payment of Taxes. Each Borrower has filed all federal, state and local tax returns and tax related reports which such Borrower is required to file by any statute or regulation and all taxes and any tax related interest payments, governmental charges and penalties that are due and payable by such Borrower have been paid, except for such as are being contested in good faith and by appropriate proceedings. No Borrower has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
     9.9 Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     9.10 Regulation U. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Not more than twenty five percent (25%) of the assets of any Borrower consists of Margin Stock.
     9.11 Hazardous Substances; Environmental Matters. Except as disclosed in the Environmental Reports, and except as would not be reasonably likely to result in a Material Adverse Effect: (a) there are no underground storage tanks of any kind on any property owned or occupied by or under lease to any Borrower; (b) there are no tanks, drums or other containers of any kind on property owned or occupied by or under lease to any Borrower, the contents of which are unknown to any Borrower; (c) no property owned or occupied by or under lease to any Borrower has ever been used, and as of the date of this Agreement, no such property are being used for any activities involving the use, treatment, transportation, generation, storage or disposal of any Hazardous Substances in reportable quantifies, (d) no Hazardous Substances in reportable quantities have been released on any such property nor is there any threat of release of any Hazardous Substances in reportable quantities on any such property, and (e) the operations of each Borrower at the Facilities complies in all material respects with all Environmental Laws.

Each Borrower has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Borrower is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Borrower or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance which could reasonably be expected to result in a Material Adverse Effect. The Borrowers do not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect. As of the Initial Closing Date (and on any date that a request for a Swing Loan or Term B Loan is made), the Borrowers have not received any Environmental Notice.
     9.12 Subsidiaries; Equity Ownership. Except as identified on Schedule 9.12 attached hereto (which Schedule shall be updated after the Initial Closing Date on and in connection with any subsequent Closing Dates), no Borrower has any Subsidiaries as of the date of this Agreement, other than the Parent’s ownership of all of the Capital Securities of each other Borrower. Except as identified on Schedule 9.12, all issued and outstanding Capital Securities of each Borrower are duly authorized and validly issued, and fully paid (and, as applicable, non-assessable), and free and clear of all Liens other than those in favor of the Administrative Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Capital Securities of the Parent are owned by Aviv Operating Partnership I, and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Parent, except as identified on Schedule 9.12. The Parent owns 100% of the Capital Securities of each other Borrower, except as identified on Schedule 9.12. There are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Borrower.
     9.13 Governmental Authorizations and Other Approvals. Each Borrower (as to the ownership of its Real Estate), and each Lessee (as to the operation of its Facility) have all necessary governmental and other authorizations, approvals, consents, permits, licenses, certifications and qualifications, and have complied in all material respects with all applicable requirements of the United States, any applicable State, and other jurisdictions where such Borrower conducts business or owns property and of their respective agencies and instrumentalities, to conduct their business as presently conducted and to own and operate their facilities and the Facilities as they are presently being operated, which, if not true, would not have a Material Adverse Effect. No authorization, approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or court is required for the due execution, delivery and performance by any Borrower of this Agreement and the Loan Documents to which such Borrower is a party, except such as have been obtained and are in full force and effect or are not issuable on or before the date of execution and delivery of this Agreement.

     9.14 No Violations. No Borrower is in any material way in noncompliance with, breach of, or default by a Borrower (after expiration of any applicable notice and/or cure period, if any) under (a) any applicable law or administrative regulation of the United States, any states or any other governmental body or agency or instrumentality thereof or any applicable judgment, order or decree or (b) any credit agreement, indenture, mortgage, material agreement or other material instrument to which it is a party or otherwise subject (excluding leases), and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute an event of default under any such agreement or instrument, except for violations, if any, which such Borrower has disclosed to the Administrative Agent in writing and is proceeding in good faith to remove or correct and, in each case, except to the extent any such non-compliance, breach or default could not reasonably be expected to create or result in a Material Adverse Effect.
     9.15 Compliance. The use of the Facilities for the purposes contemplated and the operation of the Facilities do and shall, in all material respects, comply with, and are lawful, permitted and conforming uses under, all applicable building, fire safety, zoning, subdivision, sewer, environmental, health, insurance and other laws, ordinances, rules, regulations and plan approval conditions of any governmental or public body or authority, except to the extent any such non-compliance could not reasonably be expected to create or result in a Material Adverse Effect.
     9.16 Operation of Business; Intellectual Property. Each Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and no Borrower, to its actual knowledge, is in violation of or infringes any valid rights of others with respect to any of the foregoing, except to the extent any such failure to possess, violation or infringement, as applicable, could not reasonably be expected to create or result in a Material Adverse Effect.
     9.17 [Intentionally Omitted.].
     9.18 Public Utility Holding Company Act. No Borrower is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.
     9.19 Solvency, etc. On the Initial Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to the Borrowers, in the aggregate, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities), (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

     9.20 Insurance. Attached as Schedule 9.20 is a complete and accurate set of the certificates of property and casualty insurance on the Facilities of the Lessees as of the Initial Closing Date.
     9.21 Real Property. Set forth on Schedule 9.21 is a complete and accurate list, as of the Initial Closing Date, of the commonly known address of all Real Estate, together with, in the case of leased Real Estate, the name and mailing address of the lessor of such property. Each lease of any such leased property is in full force and effect and no material event of default (beyond applicable notice and cure periods, if any) exists thereunder. It is understood and agreed to by the Borrowers that upon consummation of an Acquisition by any of the Borrowers of any real property expressly permitted hereunder, such Schedule 9.21 shall be amended to include such purchased real property and such real property shall be included within the term “Real Estate” as used herein.
     9.22 Information. All information prepared by Parent or any other Borrower or financial information prepared at the request or direction of Parent or any other Borrower heretofore or contemporaneously herewith furnished in writing by any Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter prepared by Parent or any other Borrower or financial information prepared at the request or direction of Parent or any other Borrower furnished by or on behalf of any Borrower to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts, if any, provided by the Parent are based on good faith estimates and assumptions believed by the Parent to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
     9.23 Burdensome Obligations. No Borrower is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.
     9.24 Labor Matters. No Borrower is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Borrower that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrowers are not in violation of the Fair Labor Standards Act.
     9.25 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Borrower of any Debt hereunder or under any other Loan Document.
     9.26 Consideration. Except as identified on Schedule 9.12 attached hereto, each Borrower (excluding Parent) is a Wholly-Owned Subsidiary of Parent, and the Borrowers are

Affiliates of each other. The Borrowers will derive substantial direct and indirect benefit (financial and otherwise) from funds made available to each of them (both individually and collectively) pursuant to this Agreement, and it is and will be to each Borrower’s advantage to assist one another in procuring such funds from the Lenders. Each of the Borrower’s desires to induce the Administrative Agent and the Lenders to enter into this Agreement with the other Borrowers.
     9.27 USA Patriot Act. Neither any Borrower nor any of its Affiliates is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control.
     9.28 Absence of Foreign or Enemy Status. Neither the Borrowers nor any of their respective Affiliates is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrowers nor any of their respective Affiliates is in violation of, nor will the use of any of the Loans violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).
     9.29 Representations and Warranties Generally; Potential Update of Certain Schedules. Notwithstanding anything to the contrary contained herein, (a) each representation or warranty contained in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans and the repayment of the Obligations hereunder, and (b) each representation and warranty of any or all of the Borrowers contained in this Agreement and each other Loan Document shall be made on the Initial Closing Date and remade to the extent specified in Sections 12.2.1(a) and (b) on the date of any subsequent Closing Date (other than with respect to any Swing Loan), and Section 12.4 with respect to the making of any Swing Loan. If the Parent (on behalf of the Borrowers) desires to amend or supplement any Schedule attached hereto with respect to Section 9 of this Agreement after the date hereof in connection with any transaction contemplated to occur on a Closing Date to reflect facts or changes that have occurred since the Initial Closing Date with respect only to the Borrowers and their assets that exist immediately prior to such Closing Date (that is, not including the new Borrower or property), then all references to any such Schedule hereto which is so amended or supplemented will for all purposes after the date hereof be deemed to be a reference to such Schedule as so amended or supplemented, unless any such proposed amendment or supplement of any Schedules would or is reasonably likely to cause, create or result in a Material Adverse Effect.
     SECTION 10 AFFIRMATIVE COVENANTS.
     Until the expiration or termination of the Commitments and thereafter until all Obligations of the Borrowers terminate or are paid and satisfied in full, each Borrower shall (on a joint and several basis) (or shall require the applicable Lessee, as applicable), unless the

Required Lenders shall otherwise expressly consent in advance in writing, which consent shall not be unreasonably withheld, delayed or conditioned:
     10.1 Maintain Borrower’s Existence. Maintain and preserve (subject to Section 11.5), (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).
     10.2 Reports, Certificates and Other Information. Furnish to the Administrative Agent and each Lender:
     10.2.1 Annual Report. As soon as available and in any event within one hundred twenty (120) days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Aviv Healthcare Properties Limited Partnership and its Subsidiaries (including, without limitation, each HUD Subsidiary) for such Fiscal Year, including therein consolidated and consolidating balance sheets and statements of earnings and cash flows of Aviv Healthcare Properties Limited Partnership and its Subsidiaries (including, without limitation, the Parent and each of its Subsidiaries, including, each HUD Subsidiary) as of the end of such Fiscal Year, without qualification by Pricewaterhouse Coopers LLP (or such other independent auditors of recognized standing selected by the Parent and reasonably acceptable to the Administrative Agent), and (b) a consolidating balance sheet of Aviv Healthcare Properties Limited Partnership and its Subsidiaries (including, without limitation, the Parent and each of its Subsidiaries, including, each HUD Subsidiary) as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for Aviv Healthcare Properties Limited Partnership and its Subsidiaries (including, without limitation, each HUD Subsidiary) for such Fiscal Year, certified by a Senior Officer of the Parent. Notwithstanding the foregoing, in lieu of delivery of financial statements of Aviv Healthcare Properties Limited Partnership and its Subsidiaries as set forth herein, the terms of this Section 10.2.1 shall be satisfied if financial statements of the Parent and its Subsidiaries are delivered.
     10.2.2 Interim Reports. (a) Promptly when available and in any event within ninety (90) days after the end of each Fiscal Quarter, internally prepared unaudited consolidated and consolidating balance sheets of the Borrowers and the HUD Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by a Senior Officer of the Parent; and (b) promptly when available and in any event within ninety (90) days after the end of each Fiscal Quarter, internally prepared unaudited consolidated and consolidating financial statements of each of the Facilities containing such information as reasonably acceptable to the Administrative Agent, certified by a Senior Officer of the Parent. Promptly upon receipt thereof, copies of any reports submitted to Parent or any other Borrower by the independent accountants in connection with any interim audit of the books of any such Person and copies of each management control letter provided to Parent or Borrowers by independent accountants.
     10.2.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.2.1 and each set of quarterly statements pursuant to Section 10.2.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Parent, containing a computation of each of the financial ratios and restrictions set forth in Section 11.23 and to the effect that such officer has not become aware of any Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.
     10.2.4 State Certifications. As requested by the Administrative Agent or any Lender from time to time, copies of annual state certification reports on each of the Facilities and all statement of deficiencies and plans of correction with respect to such deficiencies.
     10.2.5 Notice of Default, Litigation and ERISA Matters. Promptly upon the earlier of any Borrower receiving written notice, or obtaining actual knowledge, of any of the following, written notice describing the same and the steps being taken by the Borrowers affected thereby with respect thereto:
     (a) the occurrence of an Event of Default;
     (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers to the Administrative Agent or the Lenders which has been instituted or, to the actual knowledge of any Borrower, is threatened against any Borrower or to which any of the Facilities of any thereof is subject which, in each instance, might reasonably be expected to have a Material Adverse Effect;
     (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Parent furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), that any Pension Plan or Multiemployer Pension Plan is or has been funded at a rate less than that required under Section 412 of the Code, that any Pension Plan or Multiemployer Pension Plan is or may be terminated, or that any such plan is or may become insolvent;
     (d) any cancellation or material change in any insurance maintained by any Borrower; or
     (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

     10.2.6 Management Reports. Promptly upon receipt thereof, copies of all detailed final financial and management reports, if any, submitted to the Parent by independent auditors in connection with each annual audit made by such auditors of the books of the Parent and its Subsidiaries.
     10.2.7 [Intentionally Omitted.]
     10.2.8 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of any and all regular, periodic or special reports of any Borrower or any Affiliate of any Borrower (other than Zev Karkomi and Craig M. Bernfield) or holding company thereof filed with the Securities and Exchange Commission (“SEC”); copies of any and all registration statements of any Borrower or any Affiliate of any Borrower (other than Zev Karkomi and Craig M. Bernfield) or holding company thereof filed with the SEC; and copies of any and all proxy statements or other written communications made to security holders generally.
     10.2.9 Other Information. Promptly from time to time, such other information concerning any or all of the Borrowers as any Lender or the Administrative Agent may reasonably request.
     10.3 Books, Records and Inspections. Maintain complete and accurate books and records relating to each Borrower, its operations, the Real Estate and the Facilities (to the extent not kept by the Lessee) in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP, and, whether prior to or after the occurrence of any Event of Default, permit access to the Parent’s principal office (and any other location where the books and records of the Borrowers are located) by the Administrative Agent or any representative thereof for purposes of inspection, copying and audit (such inspections, copying and auditing to be without cost or expense to the Borrowers or its Affiliates, unless an Event of Default has occurred, which upon any Event of Default shall thereafter be at the Borrowers’ sole cost and expense). No more than one such inspection to the Parent’s principal office (or, if applicable, any other location where the books and records of the Borrowers are located) shall be made in any Fiscal Year, provided that if an Event of Default exists, there shall be no limit on the number of such inspections. Each Borrower shall permit the Administrative Agent to inspect such Borrower’s properties and operations at all reasonable times with reasonable notice (or at any time without notice if an Event of Default exists); provided, however, prior to an Event of Default, no more than one inspection per Borrower per Fiscal Year shall be conducted by the Administrative Agent (but after any such Event of Default, there shall be no such limitation on the number of inspections during any Fiscal Year); provided, further, that during any such inspection, an officer or representative of Parent or Borrowers will be permitted to accompany the Administrative Agent or any representative thereof. Permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Administrative Agent or any representative thereof to discuss any Borrower’s financial matters with their officers; and permit the Administrative Agent and its representatives to inspect the tangible assets of the Borrowers, to perform appraisals of the equipment and the Real Estate of the Borrowers, and to inspect, audit, check and make copies of and extracts from the computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Accounts and any other Collateral.

     10.4 Insurance; Maintenance of Property.
     (a) Borrower shall maintain or shall cause Lessees to maintain the insurance coverage set forth on Schedule 9.20 on the Facilities, provided, however, Lenders acknowledge that from time to time Borrowers may need to waive or amend the general or professional liability coverage provided by a Lessee due to unavailability of such coverage or cost of same; provided, further, within ten (10) days after any such waiver or amendment, the Parent shall notify the Administrative Agent in writing of same and the reason therefor. As required by this Agreement or any other Loan Document or otherwise at the Administrative Agent’s request, name the Administrative Agent as additional loss payee on any such personal property insurance policy under a standard lender’s loss payable clause and to provide a copy of any customary Certificate of Insurance to the Administrative Agent (or at the Administrative Agent’s reasonable request, if available, a copy of any such policy). As of the date hereof, such insurance as is evidenced by the Certificate of Insurance delivered to the Administrative Agent as a condition of this Agreement shall be deemed to satisfy the requirement of this Section. Without limiting the foregoing, the Borrowers shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lender’s loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that thirty (30) days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent. If and when applicable, the Borrowers shall execute and deliver to the Administrative Agent a collateral assignment, in form and substance satisfactory to the Administrative Agent, of each business interruption insurance policy maintained by the Borrowers.
     (b) UNLESS THE BORROWERS PROVIDE THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, AFTER TEN (10) DAYS PRIOR WRITTEN NOTICE TO PARENT OF SUCH FAILURE, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE BORROWERS’ EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY BORROWER’S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE BORROWERS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWERS WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE

MORE THAN THE COST OF THE INSURANCE THE BORROWERS MAY BE ABLE TO OBTAIN ON THEIR OWN.
     (c) Keep (or cause each applicable Lessee to keep) all property useful and necessary in the business of the Borrowers in good working order and condition, ordinary wear, tear casualty and condemnation excepted (without limitation of Section 22 of the Mortgages), except to the extent any such non-compliance could not reasonably be expected to create or result in a Material Adverse Effect.
     10.5 Taxes and Liabilities. Pay (or cause each applicable Lessee to pay) when due, but prior to delinquency, all taxes, license fees, assessments and other liabilities relating to any of the Borrowers, the Facilities, or the Collateral, except such as are being contested in good faith and by appropriate proceedings so as to not cause a Material Adverse Effect and for which adequate reserves have been set aside on its books with respect thereto in accordance with GAAP.
     10.6 Compliance with Legal and Regulatory Requirements. (a) Maintain (or require each Lessee to maintain) material compliance with the applicable provisions of all federal, state and local laws, rules, licenses, permits, statutes, ordinances and regulations, and any court orders or orders of regulatory authorities issued thereunder as are applicable to any of the Borrowers and the Facilities, except to the extent any such non-compliance could not reasonably be expected to create or result in a Material Adverse Effect. (b) Without limiting clause (a) above, ensure, and cause each other Borrower to ensure, that no Person who owns a controlling interest in or otherwise controls a Borrower is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders. (c) Without limiting clause (a) above, comply, and cause each other Borrower to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations, and pay prior to delinquency, all governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claims.
     10.7 [Intentionally Omitted.].
     10.8 Banking Relationship. Unless the Administrative Agent otherwise consents in writing, in order to facilitate the Administrative Agent’s maintenance and monitoring of its security interests in the Collateral (for the ratable benefit of the Lenders and the Administrative Agent), establish the Borrowers’ primary banking relationship with LaSalle providing cash management services and otherwise maintain all of their principal deposit accounts with the Administrative Agent. Borrowers agree to pay all reasonable and customary service fees charged by Administrative Agent in connection with the maintenance of such deposit accounts.

Notwithstanding the foregoing, the Borrowers are permitted to maintain accounts with the Lenders.
     10.9 Employee Benefit Plans. Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in material compliance with ERISA, the Code, and all rules and regulations of regulatory authorities pursuant thereto. Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan. Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.
     10.10 Hazardous Substances. If any Borrower’s use or Management of Hazardous Substances should change in any material manner from that as described in the Environmental Report for the affected Real Estate, such Borrower shall promptly notify the Administrative Agent of the change in such activity. Each Borrower shall cause any Hazardous Substances which are now or may hereafter be used, generated or otherwise Managed at the Real Estate or in the operations of such Borrower or any operator at the Facilities to be Managed in accordance with material applicable Environmental Laws, including, to the extent required, accounted for and disposed of only at licensed disposal facilities and otherwise in material compliance with all applicable federal, state and local laws and regulations. Each Borrower shall notify the Administrative Agent immediately upon obtaining knowledge that: (a) any property which has at any time been owned, co owned or occupied by or have been under lease to that Borrower is the subject of an environmental investigation by any federal, state or local governmental agency having jurisdiction over the regulation of any Hazardous Substances, the purpose of which investigation is to quantify the levels of Hazardous Substances located on such property, or (b) any Borrower has been named or is threatened to be named as a party responsible for the possible contamination of any real property or ground water with Hazardous Substances, including, but not limited to the contamination of past and present waste disposal sites. If any Borrower is notified of any event described at items (a) or (b) above, such Borrower shall, to the extent it deems necessary to defend any litigation or administrative proceeding which has then been commenced as a result of such investigation, or at the reasonable request of the Administrative Agent where a basis for liability has otherwise been established, immediately engage a firm or firms of engineers or environmental consultants appropriately qualified to estimate as quickly as practical the extent of contamination and the potential financial liability of such Borrower with respect thereto, and the Administrative Agent shall be provided with a copy of any report prepared by such firm or by any governmental agency as to such matters as soon as any such report becomes available to such Borrower. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate of any Borrower which, if allowed to continue, would result in or be reasonably likely to result in a Material Adverse Effect, such Borrower shall cause the prompt containment and removal of such Hazardous

Substances and the remediation of such Real Estate as necessary to comply with all Environmental Laws and to preserve the value of such Real Estate.
     10.11 Retention of Key Management. Notwithstanding any provision of this Agreement to the contrary, either Zev Karkomi and/or Craig M. Bernfield shall, except solely to the extent identified in reasonable detail on Schedule 10.11 attached hereto, at all times maintain day-to-day control of the Real Estate, assets, operations and business of each Borrower, the HUD Subsidiaries and the Manager. In the event the preceding sentence is not satisfied, then, within ninety (90) days thereof, the proposed replacement(s) of Zev Karkomi and Craig M. Bernfield shall be subject to the reasonable approval of the Administrative Agent and not less than Lenders whose Pro Rata Shares equal or exceed sixty six and 67/100 percent (66.67%) as determined pursuant to clause (c) of the definition of “Pro Rata Share”.
     10.12 Use of Proceeds. Use the proceeds of the (a) Term A Loan solely to convert into the Outstanding Term Loans and any excess for general corporate purposes and (b) Term B Loan and Swing Loans solely to finance Acquisitions expressly permitted by and subject to Section 11.5 and related fees, commissions, costs and expenses associated therewith, and such other items as are approved in advance in writing by the Administrative Agent; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
     10.13 Further Assurances. Take such actions as are reasonably necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Borrower hereunder and under the other Loan Documents are secured by substantially all of the assets of the Borrowers (as well as all Capital Securities of the Parent), in each case as the Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.
     10.14 Intentionally Omitted.
     10.15 Certain Mandatory Distributions to Parent. Subject to any limitations and covenants imposed by the HUD Debt of the HUD Subsidiaries or any applicable HUD regulations, within ten (10) calendar days after the date such distributions are permitted in the HUD Debt documents (but no more often than each calendar quarter), cause each HUD Subsidiary to distribute to the Parent an amount equal to all of such HUD Subsidiary’s Excess Cash Flow. As used in this Section 10.15, the capitalized but undefined terms shall have the following meanings:
          (a) HUD EBITDA means, for any period of determination, with respect to the each HUD Subsidiary, their net income for such period plus, to the extent deducted in determining such net income, interest expense, income tax expense, depreciation and amortization for such period, all as determined in accordance with GAAP, consistently applied.

          (b) Excess Cash Flow means for any period the excess of HUD EBITDA for such period minus the total for such period of (i) income taxes paid or distributions for taxes to be paid without regard to the period for which such taxes are payable, (ii) capital expenditures to the extent not funded by proceeds of capitalized lease obligations or purchase money indebtedness, (iii) ordinary course working capital, (iv) Fixed Charges, (v) escrows and reserves, and (vi) other reasonable funds for operations and anticipated expenses.
          (c) Fixed Charges, for any period, means the sum of (i) cash interest expense for such period, plus (ii) payments of principal with respect to all indebtedness for borrowed money scheduled or otherwise required to be paid during such period plus (iii) management fees paid in cash during such period, all as determined in accordance with GAAP, consistently applied.
     SECTION 11 NEGATIVE COVENANTS
     Until the expiration or termination of the Commitments and thereafter until all Obligations of the Borrowers terminate or are paid and satisfied in full, each Borrower shall (on a joint and several basis) (or shall require each applicable Lessee), unless the Required Lenders shall otherwise expressly consent in advance in writing, which consent shall not be unreasonably withheld, delayed or conditioned:
     11.1 Restricted Payments. Not (a) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any holders of its Capital Securities, any Affiliate thereof or any other Person (other than solely in connection with the Future Payment Arrangements and the Security Deposit Arrangements), (b) purchase or redeem any of its Capital Securities, or if applicable, any options or warrants with respect thereto, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof (or any direct or indirect limited partner of Parent), or (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt (except to the extent permitted in the Subordination of Management Agreement); provided, however, (i) so long as no Event of Default exists or would result therefrom (including, without limitation, pursuant to Section 11.23.4), and subject to the terms of the Subordination of Management Agreement and clause (ii) below, the Parent may pay management fees to Manager and the Parent or any other Borrower may declare, make or pay dividends or other distributions to its equityholders and (ii) if a breach of Section 11.23.3 has occurred and is continuing (a “DSCR (Facility Operations) Breach”) and no payment Event of Default or payment Unmatured Event of Default or noncompliance with Section 11.23.4 exists or would result therefrom, then the Lenders and Administrative Agent agree that notwithstanding the occurrence and continuance of such DSCR (Facility Operations) Breach, no Event of Default shall be deemed to have occurred hereunder (as further provided in Section 13.1.5(a)), as long as each of the following shall be fully satisfied, as determined by the Administrative Agent: (A) all of the Borrowers and the HUD Subsidiaries immediately cease making any further distributions (other than to Parent or any other Borrower); and (B) during the occurrence and continuance of such DSCR (Facility Operations) Breach, all non-distributed funds that would otherwise have been distributed by Borrowers but for the restrictions contained in this Agreement shall be immediately deposited with the Administrative Agent as additional Collateral securing the Obligations (and until such time of deposit, shall be held by such Borrower or Subsidiary in trust for the benefit of the Administrative Agent, and at the Administrative Agent’s reasonable request, the Borrowers shall promptly and duly execute and deliver any documentation reasonably requested by the Administrative Agent in connection with this subsection (B)); provided, further, that if the DSCR (Facility Operations) Breach ceases to exist for two (2) consecutive Fiscal Quarters following the distribution restriction provided herein and assuming no Event of Default exists or would occur as the result of any such distribution (including, without limitation, pursuant to Sections 11.23.3 or 11.23.4), then distributions may be resumed in accordance with this Section (including otherwise prior non-distributable funds).
     11.2 Liens. Not create, incur, assume or permit (or shall require each applicable Lessee not to create, incur, assume or permit) to exist any Lien on or with respect to the Facility Operations or the Facilities or any other real or personal property or assets or rights of whatsoever nature now owned or co-owned or hereafter acquired by Borrowers (provided, however, that Borrowers shall have the right to contest in good faith by appropriate legal proceeding and with reasonable diligence the validity of any such Lien provided that Borrowers (i) deposit with Administrative Agent, in cash, an amount equal to the Lien plus any interest and penalties which in Administrative Agent’s reasonable judgment may accrue thereon during such contest, or (ii) delivers to Administrative Agent (A) an endorsement to the applicable title policy insuring over the exception created by the Lien or (B) evidence that such Lien has been bonded over in form and substance acceptable to Administrative Agent in its reasonable discretion, within twenty (20) days of written notice by Administrative Agent to Borrowers of the existence of the Lien, and, provided further, in the event Borrowers cannot comply with the requirements of provisos (i) or (ii) above, Borrowers shall be required to have such Lien removed of record within thirty (30) days of Borrower’s receipt of notice from Administrative Agent of the existence of such Lien), except for the following (“Permitted Liens”): (a) liens in favor of the Administrative Agent created pursuant to the requirements of this Agreement or otherwise; (b) any lien or deposit with any governmental agency required or permitted to qualify the Borrowers to conduct business or exercise any privilege, franchise or license, or to maintain self insurance or to obtain the benefits of or secure obligations under any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business; (c) any mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like liens arising in the ordinary course of business for amounts not yet due and for which it maintains adequate reserves or which are being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained; (d) easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not, in the reasonable judgment of the Administrative Agent, materially detract from the value of such property or its marketability or its usefulness in the business of such Borrower; (e) liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained; (f) liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained; (g) those specific Liens now existing as evidenced on the title policies issued to the Administrative Agent in connection with the Loans and as otherwise described on Schedule 11.2; and Liens arising under Acquired Debt.

     11.3 Guaranties. Not be a guarantor or surety of, or otherwise be responsible in any manner with respect to any undertaking of any other Person, whether by guaranty agreement or by agreement to purchase and obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise (“Guaranties”), except for: (a) Guaranties in favor of the Administrative Agent, if any; (b) Guaranties by endorsement of instruments for deposit made in the ordinary course of business; (c) those specific existing Guaranties listed in Schedule 11.3 attached hereto; and (d) any other Guaranties that shall not in the aggregate at any time exceed One Million Five Hundred Thousand Dollars ($1,500,000).
     11.4 Loans or Advances. Not make, incur, assume or permit to exist any loans or advances to any other Person (other than to another Borrower), except for: (a) extensions of credit or credit accommodations to any Lessee (or any successor of any Lessee), customers or vendors made by any Borrower in the ordinary course of its business as now conducted; (b) reasonable salary advances to non-executive employees, and other advances to agents and employees for anticipated expenses to be incurred on behalf of any Borrower in the course of discharging their assigned duties; and (c) the specific items listed in Schedule 11.4.
     11.5 Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries. Except in connection with the Delayed Closings and Acquisitions purchased with Permitted Debt; not (a) wind up, liquidate or dissolve itself (provided, any such wind up, liquidation or dissolution shall be permitted as long as no Financial Covenant Default occurs or is reasonably likely to occur solely as a result of such event); (b) be a party to any consolidation or to any merger; (c) purchase the Capital Securities of or otherwise acquire any equity interest in any other business entity or Person if such other business entity or Person would become a Subsidiary as a result of the purchase or acquisition; (d) purchase or otherwise acquire all or any material or substantial part of the assets of any other business entity or Person, except in the ordinary course of business; (e) except as permitted pursuant to Section 6.1.2(a), sell, transfer, assign, convey or lease all or any material part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), except in the ordinary course of business or in connection with a sale/leaseback transaction, or sell or assign with or without recourse any receivables; (f) cause to be created or otherwise acquire any Subsidiaries, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into Parent or into any other Borrower, (ii) sales and dispositions of assets of the Borrowers so long as the proceeds from such transaction are applied to pay down the Loans in accordance with Section 6.1.2(a) hereof; and (iii) any Acquisition by Parent or any other a Borrower that satisfies each of the conditions set forth in Section 12.2.2(b). Notwithstanding anything contained in this Agreement to the contrary, no provision of this Agreement shall prohibit the direct and indirect owners of the Parent from consummating a public offering of the Capital Securities of the direct and indirect owners of the Parent, the direct and indirect owners of the Parent from converting to REIT status or otherwise issuing Capital Securities of the direct and indirect owners of the Parent to any Person.
     11.6 Margin Stock. Not use or cause or permit the proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

     11.7 Other Amendments; Inconsistent Agreements. Not enter into any license, amendment, modification, or other agreement (excluding leases) containing any term or provision which would be violated or breached (or would breach or violate any applicable underlying agreement, instrument, or document) in any respect by any borrowing hereunder or by the performance of any Borrower’s obligations under this Agreement or under any other Loan Document and which in each of the foregoing instances could reasonably be expected to result in a Material Adverse Effect. Not permit any of their respective charters, by-laws, partnership agreements, operating agreements or other organizational documents to be amended or modified in any way which could reasonably be expected to have a Material Adverse Effect on the interests of the Lenders or the Administrative Agent hereunder or any other Loan Document or on the likelihood that the Obligations will be paid in full when due.
     11.8 [Intentionally Omitted.]
     11.9 Principal Office. Not change the location of its principal office unless it gives not less than ten (10) days prior written notice of such change to the Administrative Agent.
     11.10 Hazardous Substances. Not allow or permit to continue the Release or threatened Release of any Hazardous Substance on any property owned, co-owned or occupied by or under lease to any Borrower or any Subsidiary which, if allowed or permitted to continue, would result in or be reasonably likely to result in a Material Adverse Effect.
     11.11 Debt. Not create, incur, assume, suffer nor permit to exist any indebtedness for borrowed money or other Debt, except: (a) to the Lenders and the Administrative Agent under this Agreement and the other Loan Documents; (b) existing obligations disclosed on Schedule 11.11, and trade payables and other Debt incurred in the ordinary course of business; (c) any Acquired Debt incurred strictly in compliance with Section 11.5 (including, without limitation, which does not exceed a 75% loan to value for the property contemplated to be acquired); (d) any Permitted Unsubordinated Debt; (e) Hedging Obligations required hereunder or otherwise approved by Administrative Agent and incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation; (f) the HUD indebtedness of the HUD Subsidiaries; (g) any Permitted Debt; (h) the Future Payment Arrangements; and (i) indebtedness relating to any Borrower’s equipment financing or leasing of personal property in the ordinary course of business as long as any purchase money security interest upon or in any property so acquired to secure the purchase price of such property shall only attach to such property. For purposes of this covenant, the phrase “indebtedness for borrowed money,” shall be construed to include Capital Lease obligations, but shall not include indebtedness to trade vendors incurred in the ordinary course of business and for which timely payments are made.
     11.12 Operating Lease Obligations. Not enter into any new Operating Leases other than as set forth on Schedule 11.12 hereto or as otherwise approved in advance in writing by Administrative Agent.
     11.13 [Intentionally Omitted]
     11.14 Medicare/Medicaid Certification. Not fail to ensure at all times during the term hereof that the Facilities that are certified for participation in Title XIX of the federal Social

Security Act (Medicaid) and certified for participation in Title XVIII of the Federal Social Security Act (Medicare) continue to remain so certified if such failure would result in a Material Adverse Effect.
     11.15 Certificate of Need. Not or will not allow Lessee to relinquish or alienate any certificate of need or other right to operate beds, or transfer a material number of patients out of a Facility if the result of such would have a Material Adverse Effect.
     11.16 Lease. Not (a) amend or modify any real estate lease with a Lessee if the effect of such modification or amendment would result in a violation of the Debt Service Coverage Ratio (Borrower) and Debt Service Coverage Ratio (Facility Operations) covenants required pursuant to this Agreement, or (b) terminate any such real estate lease with a Lessee unless (i) either (A) a replacement tenant is identified and becomes legally bound to a written lease within six (6) months of such termination, or (B) such Borrower elects to operate the Facility itself or by a reputable operator with sufficient experience to operate such Facility, and, (ii) in either case, the Borrowers are in compliance with Section 11.23 immediately before and after any such termination. Each Borrower shall provide ten (10) days written notice to the Administrative Agent after termination of any real estate lease with a Lessee.
     11.17 [Intentionally Omitted.].
     11.18 Transactions with Affiliates. Other than the Future Payment Arrangements, not enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of their respective Affiliates (other than another Borrower) or any direct or indirect limited partner of Parent, which are on terms which are less favorable than are obtainable from any Person which is not one of their respective Affiliates, provided, that the Administrative Agent hereby approves the terms of the Management Agreement as in effect on the date hereof.
     11.19 [Intentionally Omitted.]
     11.20 Business Activities; Issuance of Equity. Not engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto. Not issue any Capital Securities, other than any issuance of shares of the Borrower’s common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program which has been reasonably approved by the Administrative Agent, which approval shall not unreasonably be withheld, delayed or conditioned.
     11.21 Investments. Not make or permit to exist any Investment in any other Person, except the following:
     (a) contributions or loans by the Parent to the capital of any Borrower, or by any Subsidiary to the capital of Parent or to any other Borrower or as otherwise permitted by Section 11.4;
     (b) Investments constituting Debt permitted by Section 11.11;
     (c) Cash Equivalent Investments;

     (d) bank deposits in the ordinary course of business pursuant to Section 10.8;
     (e) Investments to consummate Acquisitions permitted by Section 11.5 and any other Investments from funds that could otherwise be distributed pursuant to and in accordance with Section 11.1 hereof; and
     (f) Investments listed on Schedule 11.21 as of the Initial Closing Date.
provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b) or (e) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default exists.
     11.22 Fiscal Year. Not change their Fiscal Year.
     11.23 Financial Covenants.
     11.23.1 Loan to Value Ratio. Not permit the Loan to Value Ratio at the time required to be tested to exceed seventy five percent (75%).
     11.23.2 Minimum Debt Service Coverage Ratio (Borrowers). Permit the Debt Service Coverage Ratio (Borrowers) for any Computation Period (Borrowers) to be less than 1.25: 1.00.
     11.23.3 Minimum Debt Service Coverage Ratio (Facility Operations). Permit the Debt Service Coverage Ratio (Facility Operations) for any Computation Period (Facility Operations) to be less than 1.50:1.00.
     11.23.4 Minimum Distribution Coverage Ratio. Permit the Distribution Coverage Ratio for any Computation Period (Borrowers) to be less than 1.10:1.00.
     11.24 [Intentionally Omitted]
     11.25 Miscellaneous. Notwithstanding anything to the contrary contained in this Section 11, as long as no Event of Default shall have occurred and be continuing, the Borrowers are permitted to merge with or otherwise acquire the outstanding equity interests of any of the other Borrowers.
     SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
     The obligation of each Lender to make its Loans is subject to the following conditions precedent:
     12.1 Initial Credit Extension. The obligation of the Lenders to make the initial Loans is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that all of the following, each duly executed and dated as of the Initial Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent:

     12.1.1 Credit Agreement; Notes. Each Borrower shall have duly executed and delivered this Agreement, and the Notes for each Lender.
     12.1.2 Authorization Documents. For each Borrower, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws, partnership agreements, operating agreements (or similar governing document); (d) resolutions of its board of directors, managers, general partner (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
     12.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate, limited liability company or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Borrowers of the documents referred to in this Section 12.
     12.1.4 Letter of Direction. A letter of direction, disbursement statement or other similar written statement, containing funds flow information with respect to the proceeds of the Loans on the applicable Closing Date.
     12.1.5 Closing Certificate. A certificate executed by an officer of the Parent on behalf of the Borrowers certifying (a) the matters set forth in Section 12.2.1 as of the applicable Closing Date.
     12.1.6 [Intentionally Omitted]
     12.1.7 Real Estate Documents. With respect to each parcel of Real Estate, a duly executed Mortgage providing for a first priority recorded Lien, in favor of the Administrative Agent, in all right, title and interest of the Borrowers in such real property, together with each of the following, which shall each be satisfactory in form and substance to the Administrative Agent:
     (a) true and complete copies of the fully-executed leases, together with Subordination and Attornment Agreements (if the lease with the tenant does not contain subordination provisions in form and substance reasonably satisfactory to the Administrative Agent), and an estoppel certificate for each lease;
     (b) duly executed Environmental Indemnity Agreement;
     (c) duly executed Assignment of Leases and Rents;
     (d) copies of the nursing home license for each Facility issued by the applicable state;

     (e) an ALTA Loan Title Insurance Policy, issued by Chicago Title or another insurer reasonably acceptable to the Administrative Agent, insuring the Administrative Agent’s first priority Lien on such real property and containing such endorsements as the Administrative Agent may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be reasonably acceptable to the Administrative Agent);
     (f) copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above;
     (g) certificates or other evidence of all insurance policies required to be maintained with respect to such real property by this Agreement, the applicable Mortgage or any other Loan Document;
     (h) an ALTA survey or such other survey as is reasonably satisfactory to the Administrative Agent (and the applicable title company for purposes of extending title insurance and requested endorsements);
     (i) if such real property, or any part thereof, lies within a “special hazard area” as designated on maps prepared by HUD, a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier, if reasonably required by the Administrative Agent, for the duration of the Loans in the amount of the full insurable value of the improvements at the particular parcel of real property;
     (j) an appraisal ordered by Administrative Agent, prepared by an independent appraiser approved by the Administrative Agent (at the sole cost and expense of the Borrowers), of such parcel of Real Estate (subject to replacement in accordance with Section 6.1.2(c) hereof, “Appraisal”), which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”) provided, the appraisals must reflect a combined fee simple (or leasehold, as applicable) appraised value indicating a loan to value of no more than seventy-five percent (75%).
     Additionally, in the case of any mortgaged real property (whether leased or owned), a waiver from the mortgagee thereof waiving any Lien in respect of personal property kept at the premises subject to such Mortgage, permitting access to the location by the Administrative Agent and its agents and containing such other terms and provisions as may be required by the Administrative Agent. Notwithstanding this Section 12.1.7, solely on the Initial Closing Date, the Administrative Agent and each of the Lenders agree that the Borrowers shall be deemed to have satisfied each of the conditions set forth in this Section 12.1.7 so long as the Borrowers shall have executed and delivered in favor of Administrative Agent for the benefit of the Lenders, that certain unrecorded Omnibus Amendment to Mortgages, Deeds of Trust and Assignment of Rents and Leases of even date herewith (the “Omnibus Amendment”).
     12.1.8 Security Agreement. Duly executed copies of each Security Agreement.

     12.1.9 Pledge Agreement. A duly executed copy of the Pledge Agreement (together with the original certificate(s) evidencing the securities pledged thereunder, if such securities are certificated).
     12.1.10 Agent Fee Letter. A duly executed copy of the Agent Fee Letter, and payment of all fees required thereunder to be paid as of the Initial Closing Date.
     12.1.11 Opinions of Legal Counsel. Opinions of legal counsel for each Borrower and Aviv Operating Partnership I (as the pledgor under the Pledge Agreement), including local counsel with respect to the Collateral Documents relating to the Real Estate, each as reasonably requested by the Administrative Agent.
     12.1.12 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.4, together with evidence that the Administrative Agent has been named as a lender’s loss payee or an additional insured as required hereunder on all related insurance policies.
     12.1.13 Copies of Leases and Management Agreement. Copies of (a) all leases, and (b) the Management Agreement, certified by the Senior Officer of the Parent as being true, accurate and complete.
     12.1.14 Payment of Fees. Evidence of payment by the Borrowers of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Initial Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced on or prior to the Initial Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the Initial Closing Date proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrowers and the Administrative Agent).
     12.1.15 Solvency Certificate. A Solvency Certificate executed by a Senior Officer of the Parent.
     12.1.16 Environmental Reports. Phase I environmental site assessment reports requested by the Administrative Agent by an environmental assessor approved in advance by the Administrative Agent.
     12.1.17 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code, tax, judgment, pending suit, fixtures and UCC lien search reports dated a date reasonably near to the Initial Closing Date, in each jurisdiction reasonably requested by the Administrative Agent, which name any Borrower (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, and (b) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.
     12.1.18 Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Permitted Liens), in proper form for filing, registration or recording.
     12.1.19 Due Diligence. The Administrative Agent and the Lenders shall have completed their legal and business due diligence in respect of the Borrowers and the Real Estate, the result of which shall be satisfactory to the Administrative Agent and the Lenders in their sole and absolute discretion.
     12.1.20 Subordination of Management Agreement. Duly executed copy of the Subordination of Management Agreement.
     12.1.21 Other. Such other instruments, agreements, opinions, certificates, and documents as the Administrative Agent or any Lender may reasonably request
     12.1.22 Compliance with Warranties, No Default, etc. Both before and immediately after the Initial Closing Date, the following statements shall be true and correct: (a) the representations and warranties of each Borrower set forth in this Agreement and the other Loan Documents shall be true and correct; (b) no Event of Default or Unmatured Event of Default shall exist or, solely as a result of such borrowing, shall occur therefrom; and (c) the Loan to Value Ratio shall not be greater than 75.24%.
     12.1.23 Acknowledgement. The Administrative Agent and each of the Lenders agree that the Borrower shall be deemed to have delivered the items set forth in Section 12.1.2(a) and (c); Sections 12.1.11, 12.1.13 and 12.1.16 as of the Initial Closing Date. The Administrative Agent and each of the Lenders further agree that (i) the aggregate dollar amount of title insurance provided to the Administrative Agent and the Lenders as of the Initial Closing Date is $206,265,203 (the “Existing Title Insurance Amount”), and (ii) the Existing Title Insurance Amount is sufficient to consummate the closing contemplated by the Initial Closing Date.
     12.2 Conditions. The obligation of each Lender to make an advance for any Term B Loan (other than a Swing Loan) is subject to the following further conditions precedent that:
     12.2.1 Compliance with Warranties, No Default, etc. Both before and immediately after giving effect to any such borrowing, the following statements shall be true and correct:
     (a) the violations of the representations and warranties of the Borrowers taken as a whole set forth in this Agreement and the other Loan Documents do not result in a Material Adverse Effect;
     (b) with respect to any entity that becomes a Borrower in connection with an Acquisition funded with Term B Loan proceeds, the representations and warranties specifically applicable solely to such new Borrower and its assets and property set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects, with such scheduled exceptions and qualifications as are reasonably acceptable to the Administrative Agent;
     (c) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing; and

     (d) the amount of the requested advance shall be no more than seventy-five percent (75%) of the Value of the Real Estate to be acquired.
     12.2.2 Delayed Closings and Acquisition Matters. (a) With respect to any Delayed Closing (other than to acquire a HUD Subsidiary), the requirements set forth in Sections 12.1.1, 12.1.2, 12.1.3, 12.1.4, 12.1.5, 12.1.7, 12.1.9, 12.1.13, 12.1.14(a), 12.1.15, 12.1.18, 12.1.19 and 12.1.22, as applicable (or, with respect to the documents identified in Sections 12.1.1 and 12.1.9, the due execution and delivery of a joinder thereto, in form and substance reasonably satisfactory to Administrative Agent), shall have been satisfied in a manner satisfactory to the Administrative Agent and the Lenders in their reasonable discretion, (b) With respect to the acquisition by Parent or any other Borrower of any HUD Subsidiary, the requirements set forth in Sections 12.1.3, 12.1.13(a), 12.1.14 and 12.1.21 shall have been satisfied in a manner satisfactory to the Administrative Agent in its reasonable discretion and (c) with respect to any Acquisition funded with Term B Loan proceeds, each of the following shall be satisfied:
          (A) the business, division, property or assets acquired are for use, or the Person acquired is engaged, in substantially the same line of business or a related business engaged in by the Borrowers on the Initial Closing Date;
          (B) immediately before and after giving effect to such Acquisition, no Event of Default shall exist, or be reasonably likely to occur as a result of such Acquisition;
          (C) [Intentionally Omitted];
          (D) immediately after giving effect to such Acquisition, the Borrowers are in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.23;
          (E) in the case of the Acquisition of any Person, the board of directors or managers or similar governing body of such Person has approved such Acquisition, and such transaction shall in any event not be deemed to be, as is customarily known as, a “hostile takeover” or “tender offer”;
          (F) reasonably prior to such Acquisition, the Administrative Agent shall have received complete copies of each material document, instrument and agreement contemplated to be executed in connection with such Acquisition together with all UCC lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the existence and termination of Liens on the assets or business to be acquired (and fully-executed or conformed copies of such documents when final);
          (G) not less than ten (10) Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the property, Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent twelve (12) month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Parent’s calculation of pro forma EBITDA relating thereto;

          (H) the Administrative Agent and Required Lenders shall have approved prior to consummation of any contemplated Acquisition the Parent’s computation of pro forma EBITDA;
          (I) if reasonably required by Administrative Agent, (i) consents have been obtained by the applicable parties to the transaction in favor of the Administrative Agent and the Lenders to the collateral assignment of rights and indemnities under the related acquisition documents, (ii) opinions of counsel for the Borrowers, if any, and if required by any Borrower, opinions of counsel for the selling party, if any, in each case, as applicable, in favor of the Administrative Agent and the Lenders (with customary lender reliance provisions) have been delivered and shall be in form and substance reasonably satisfactory to the Administrative Agent, and (iii) a duly executed subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent, shall be delivered to and in favor of the Administrative Agent by and from the seller if any consideration other than cash at close is to be paid to the seller as purchase price;
          (J) the provisions of Section 10.8 have been satisfied or will be satisfied within sixty (60) days after any such Acquisition or the Administrative Agent reasonably determines that diligent efforts are being made to comply with such Section;
          (K) simultaneously with the closing of such Acquisition, the target entity (if such Acquisition is structured as a purchase of equity) or the Borrower (if such Acquisition is structured as a purchase of assets or a merger and a Borrower is the surviving entity) duly executes and delivers to Administrative Agent (a) such documents (including Collateral Documents or other Loan Documents) necessary or reasonably required by the Administrative Agent to grant to Administrative Agent for the benefit of the Lenders a first priority Lien in all of the real and personal property and assets of such target entity or surviving entity, and their respective Subsidiaries, each in form and substance substantially similar to the other Loan Documents evidencing or securing the Loans, with appropriate changes to reflect the specific terms of the Acquisition or the Real Estate (but in each case reasonably satisfactory to Administrative Agent) and (b) at the option of Administrative Agent in its sole and absolute discretion, a joinder agreement reasonably satisfactory in form and substance to Administrative Agent in which such target company or surviving company, and their respective Subsidiaries, becomes a “Borrower” under this Agreement and assumes primary, joint and several liability for the Obligations;
          (L) the Borrowers shall make an initial cash equity investment of not less than twenty percent (20%) of the aggregate consideration to be paid in connection with each Acquisition; and
          (M) if the Acquisition is structured as a merger, the Parent or any of the other Borrowers is the surviving entity.
In addition to the foregoing contained in this Section 12.2.2(c), the Borrowers acknowledge and agree that no new construction transaction will be permitted without the prior written consent of the Administrative Agent.

     12.2.3 Real Estate Matters. Each of the requirements set forth in Section 12.1.7 shall have been satisfied.
     12.2.4 Environmental Reports. Phase I environmental site assessment reports requested by the Administrative Agent by an environmental assessor approved in advance by the Administrative Agent, which shall be satisfactory in form and substance to the Administrative Agent.
     12.2.5 Construction Matters. To the extent applicable, the Administrative Agent and the Lenders shall have received lien waivers, evidence of payment from construction draws and signed construction escrow agreements to the extent any Term B Loan is used to make an Acquisition of Real Estate under construction.
     12.2.6 Other Loan Documents and Collateral Documents. Any Loan Document, Collateral Document or other agreement, opinion, certificate, or document shall be executed and delivered to the Administrative Agent and Lenders as they may require in their reasonable discretion.
     12.2.7 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan and signed by a duly authorized representative of the Parent as to the matters set out in Section 12.2 (it being understood that each request by the Parent for the making of a Loan shall be deemed to constitute a representation and warranty by the Borrowers that the conditions precedent set forth in Section 12.2 will be satisfied at the time of the making of such Loan ), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.
     12.3 Closing of Transaction. Upon effectuation of any closing of the Loans on any Closing Date, all conditions precedent to the lending to the Borrowers shall be conclusively deemed to have been satisfied (subject to any post-closing agreement or similar agreement mutually acceptable to the Parent (on behalf of the Borrowers) and the Administrative Agent); provided, however, that nothing contained in this Section 12.3 shall serve to negate, alter, diminish or otherwise affect the representations and warranties of the Borrowers made in this Agreement or the continuing obligations of the Borrowers made in this Agreement.
     12.4 Conditions of Swing Loans. The obligation of each Swingline Lender to make a Swing Loan is subject to the following conditions precedent that:
     (a) after giving effect to the Swing Loan, the aggregate outstanding amount of the Term B Loans (inclusive of Swing Loans) shall not exceed the Term B Loan Commitment;
     (b) Phase I environmental site assessment reports requested by the Administrative Agent by an environmental assessor approved in advance by the Administrative Agent shall have been delivered to the Administrative Agent, which shall be satisfactory in form and substance to the Administrative Agent;

     (c) An Appraisal shall have been ordered by the Administrative Agent (the costs and expenses of which shall be the sole responsibility of the Borrower);
     (d) Each of the conditions provided in Section 12.2.1 shall have been satisfied; and
     (e) Each party requesting a Swing Loan shall execute and deliver to the Administrative Agent and each of the Lenders, a joinder to this Agreement, pursuant to which such party will become a Borrower hereunder and will further agree to certain negative covenants relating to disposing, transferring or encumbering property to be financed with the Swing Loan, in form and substance reasonably satisfactory to Administrative Agent). If a Swing Loan is timely paid in full with proceeds other than from proceeds of any other Loan, then such aforementioned joinder to this Agreement shall be terminated and such party shall be released from any obligations thereunder.
     SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.
     13.1 Events of Default. Each of the following in this Section 13.1 shall constitute an Event of Default under this Agreement:
     13.1.1 Non-Payment of the Obligations. Default, and continuance thereof for five (5) days, in the payment when due or declared due of any portion or all of the principal or interest of any Loan; or default, and continuance thereof for five (5) days after written notice from the Administrative Agent to the Parent, in the payment when due of any fee or other amount payable by any Borrower hereunder or under any other Loan Document (including, without limitation, any Mandatory Prepayment required to be paid hereunder).
     13.1.2 Non-Payment of Other Debt. Default (beyond any applicable notice and cure periods, if any) by any Borrower in the payment when due, whether by acceleration or otherwise, of any other Material Indebtedness, or default in the performance or observance of any obligation or condition with respect to any other Material Indebtedness if the effect of such default is to accelerate the maturity of such other Material Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Material Indebtedness to be accelerated and become immediately due and payable in its entirety prior to its scheduled maturity, unless such Borrower is contesting the existence of such default in good faith and by appropriate proceedings and has set aside adequate reserves for such matter.
     13.1.3 Other Material Obligations. Subject to the expiration of any applicable notice, cure and grace period, if any, default by any Borrower in the payment when due, or in the performance or observance of any material obligation of, or material condition agreed to by such Borrower with respect to any material purchase or lease of goods, securities or services except only to the extent that the existence of any such default is being contested in good faith and by appropriate proceedings and has set aside adequate reserves for such matter; provided, however, any of the foregoing in this Section 13.1.3 shall not be deemed to be an Event of Default as long as no Financial Covenant Default or Material Adverse Effect occurs or is reasonably likely to occur as a result of any such event or condition.

     13.1.4 Bankruptcy, Insolvency, etc. Any Borrower admitting in writing its, inability or refusal to pay its debts as they mature, or an administrative or judicial order of dissolution or determination of insolvency being entered against any Borrower; or any Borrower applying for, consenting to or acquiescing in the appointment of a trustee, receiver or other custodian for such Borrower or any property thereof, or any Borrower making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian for any Borrower or any property thereof, or any Borrower making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for any Borrower or for a substantial part of its property and not being discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against any Borrower and, if involuntary, being consented to or acquiesced in by any Borrower remaining for sixty (60) days undismissed; or any Borrower takes any action to authorize, or in furtherance of, any of the foregoing; provided, however, any of the foregoing in this Section 13.1.4 shall be permitted to occur as long as no Financial Covenant Default or Material Adverse Effect occurs or is reasonably likely to occur as a result of any such event or condition.
     13.1.5 Non-Compliance with Loan Documents. (a) Failure by any Borrower to comply with or to perform any covenant set forth in Sections 6.1.2, 10.11, 10.12 or 10.15 or Section 11 (except, if the only covenant breached hereunder is a DSCR (Facility Operations) Breach pursuant to Section 11.23.3, then no Event of Default shall be deemed to have occurred and exist solely as a result of Section 11.23.3 at such time but only so long as the requirements contained in the proviso of Section 11.1(d) are satisfied); or (b) failure by any Borrower to comply with or to perform any other covenant or provision of this Agreement or with any other Loan Document, without duplication of any cure or grace period, if any, contained in any such other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for thirty (30) days after written notice thereof to the Parent from the Administrative Agent (provided, however, that in the case of an Event of Default which cannot reasonably be cured within said period of thirty (30) days after the written notice, the applicable Borrower shall have an additional sixty (60) days to cure same (“Additional Cure Period”), provided such Borrower proceeds promptly and with due diligence to cure such default after receipt of such written notice; provided, further, the Additional Cure Period shall be reduced from sixty (60) to only thirty (30) days for any Event of Default relating to Sections 10.2.1, 10.2.2, 10.2.3, 10.2.9, 10.3 or 10.4).
     13.1.6 Representations; Warranties. Any representation or warranty made by any Borrower herein or in any other Loan Document as of the Initial Closing Date is breached or is false or misleading in any material respect when made, provided, however, with respect to representations or warranties remade as of any Closing Date subsequent to the Initial Closing Date, such representations and warranties shall be governed by the materiality standard set forth in Section 12.2.1(a) and (b) as applicable.
     13.1.7 Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Parent or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of Five Million Dollars ($5,000,000); (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent (20%) of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Parent or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds Five Million Dollars ($5,000,000).
     13.1.8 Judgments. If one or more outstanding judgments or other claims involving an aggregate amount of Five Million Dollars ($5,000,000) or more at any time (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Borrower or with respect to any of their respective assets or property in a court of competent jurisdiction, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of thirty (30) days after the date of the judgment or five (5) days prior to the date on which such asset is subject to being forfeited by the applicable Borrower.
     13.1.9 Invalidity of Collateral Documents, etc. (a) Either the Security Agreement or the Pledge Agreement (except as permitted under Section 3.4) shall cease to be in full force and effect; (b) the Administrative Agent shall for any reason attributable to any Borrower or any of its Affiliates cease to have a first priority perfected Lien in all of the non-real estate Collateral at any time for the ratable benefit of the Lenders and the Administrative Agent, subject only to the Permitted Liens; or (c) any Borrower (or any Person by, through or on behalf of any Borrower) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document; provided, however, in case of either subsection (a) or (b) in this Section 13.1.9, the Borrowers shall have thirty (30) days after written notice thereof to the Parent from the Administrative Agent to cure or remedy such issue or condition to the satisfaction of the Administrative Agent.
     13.1.10 Invalidity of Subordination Provisions, etc. Any payment is made to Manager (or any other Person) and such payment is prohibited by the terms of the Subordination of Management Agreement, or any other Person (including the Manager) shall contest in any manner the validity, binding nature or enforceability of any such provision of the Subordination of Management Agreement.
     13.2 Effect of Event of Default. Notwithstanding anything to the contrary contained in this Agreement, if any Event of Default described in Section 13.1.4 shall occur in respect of any Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Parent of any such declaration, but failure to do so shall not impair the effect of such declaration. The Borrower also waives the benefit of all valuation, appraisal and exemption laws. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. Each Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.
     SECTION 14 THE AGENT.
     Administrative Agent, Lenders and Borrower agree that, except for the rights expressly granted to Parent under Section 14.9, Borrower shall not be a party to the agreements contained in this Section 14, and shall have no obligations under this Section 14. Without limitation of the foregoing, Administrative Agent, Lenders and Borrower agree that in no event shall Borrower be required to seek comment from, deliver notices to or otherwise deal with any Lender other than Administrative Agent, nor shall Borrower be required to make an independent investigation of whether Administrative Agent has obtained any consents from the Lenders or as may be required (it being agreed that all communications from Administrative Agent may conclusively be deemed to be authorized by the Lender in accordance with this Section 14); provided, however, the Parent agrees that it shall cause Zev Karkomi and/or Craig M. Bernfield to be available for discussions with representatives of the Lenders from time to time upon reasonable request with advance notice during normal business hours and at a mutually agreeable location.
     14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     14.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of legal counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     14.3 Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Borrower or Affiliate of the Parent, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers or Affiliates.
     14.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including legal counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or such other number or percentage of Lenders as shall be required as provided in Section 15.1 or elsewhere in this Agreement as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or such other number or percentage of Lenders as shall be required as provided in Section 15.1 or elsewhere in this Agreement and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     14.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Parent referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.
     14.6 Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent.
     14.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.
     14.8 Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or such Affiliates) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.
     14.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Parent (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Parent, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing in this Section 14.9 or in Section 15.6, prior to the Termination Date so long as no Event of Default exists, the Administrative Agent agrees with Borrowers not to resign as “administrative agent” hereunder and the Administrative Agent (in its capacity as a Lender) shall maintain and hold at least One Hundred Million Dollars ($100,000,000) of the Loans.

     14.10 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Borrowers hereunder; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by this Agreement at any time (it being understood that the Administrative Agent may conclusively rely on a certificate from the Parent in determining whether the Debt secured by any such Lien is permitted hereby). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.10. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.
     14.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and attorneys and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and attorneys, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     14.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     SECTION 15 GENERAL.
     15.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Except as otherwise set forth herein, no material amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by either (i) Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, or (ii) the Administrative Agent with a certification that consent from the required Pro Rata Shares or the Lenders has been obtained, and then any such material amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, immaterial amendments and modifications and waivers or consents to immaterial matters may be made by the Administrative Agent in its sole discretion from time to time. Notwithstanding anything contained herein to the contrary, no amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (including, without limitation, mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) extend the Termination Date without the written consent of all Lenders, (d) extend the Term A Loan Maturity Date without the written consent of all Lenders with Term A Loan Commitments, (e) extend the Term B Loan Maturity Date without the written consent of all Lenders with Term B Loan Commitments, (f) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement), or (g) release any party from its obligations under any guaranty at any time hereafter provided, if any, or all or any substantial part of the Collateral granted under the Collateral Documents (except as otherwise specifically permitted or provided in this Agreement), change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Sections 6.1.2 or 6.2 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having an interest in the Loans affected thereby. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.
     15.2 Confirmations. The Borrowers and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
     15.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or nationally recognized overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Parent, and the Borrowers shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.
     15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Sections 10 or 11.23 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend Sections 10 or 11.23 (or any related definition) for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Parent and the Required Lenders.
     15.5 Costs and Expenses. The Borrowers jointly and severally agree to pay within ten (10) days of demand (or immediately upon demand after the occurrence of an Event of Default) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, Attorney Costs) in connection with the preparation, due diligence, execution, syndication, delivery and administration (including, without limitation, perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. Subject only to any limitation specifically set forth in Section 10.3 hereof, in addition, the Borrowers jointly and severally agree to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Borrowers’ auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.3. If and to the extent applicable, the Borrowers shall pay any stamp, documentary or other similar taxes that may be payable in connection with or related to the execution and delivery of this Agreement, the Collateral Documents, the borrowings hereunder, or the issuance of the Notes, provided that, for purposes of clarity, the Borrowers shall not be liable for any Lender’s income tax liabilities. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.
     15.6 Assignments; Participations.
     15.6.1 Assignments. (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Parent (all of which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to another Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to Five Million Dollars ($5,000,000) or, if less, the remaining Commitment and Loans held by the assigning Lender. The Parent and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of Three Thousand Five Hundred Dollars ($3,500). No assignment may be made to any Person if at the time of such assignment the Borrowers would be obligated to pay any greater amount under Sections 7.6 or 8 to the Assignee than the Borrowers are then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Borrowers will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. The Parent shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Parent has expressly objected to such assignment within five (5) Business Days after notice thereof.
     (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrowers shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Term B Loan Commitment plus the principal amount of the Assignee’s Term A Loan (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Term B Loan Commitment retained by the assigning Lender plus the principal amount of the Term A Loan retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Parent any prior Note held by it.
     (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     15.6.2 Participations. Subject to the last sentence in Section 14.9, any Lender may at any time (without any required consent) sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Parent and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrowers jointly and severally agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Borrowers also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).
     15.7 Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.
     15.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND BE CONSTRUED, ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
     15.9 Confidentiality. As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Borrower and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s attorney, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent or any other Lender who may provide Bank Products to the Borrowers; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Borrowers consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement (provided Parent consents thereto, which consent shall not unreasonably be withheld or delayed upon reasonable request of Administrative Agent), and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of any such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment), if and as applicable. The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to, to the extent applicable, the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.
     15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrowers and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
     15.11 Nature of Remedies. All Obligations of the Borrowers and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Parent of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders. If any term or provision contained in any Loan Document is inconsistent with this Agreement, then the terms and provisions contained in this Agreement shall govern the resolution of any such inconsistency.
     15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.
     15.14 Successors and Assigns. This Agreement shall be binding upon the Borrowers, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Lenders and the Administrative Agent and the

successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Borrower may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.
     15.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     15.16 Customer Identification — USA Patriot Act Notice. Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or LaSalle, as applicable, to identify the Borrowers in accordance with the Patriot Act.
     15.17 INDEMNIFICATION BY THE BORROWERS. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE BORROWERS HEREBY JOINTLY AND SEVERALLY AGREE TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, JUDGMENTS, PENALTIES, LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IMPOSED ON OR INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY BORROWER, OR OTHERWISE RELATING TO THE FACILITIES AND THE BORROWERS’ USE THEREOF, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY BORROWER OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY BORROWER OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH

INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION, OR, WITH RESPECT TO SUBCLAUSES (B) AND (C), IF APPLICABLE, SOLELY TO THE EXTENT A HAZARDOUS SUBSTANCE RELEASE OR A VIOLATION OF ENVIRONMENTAL LAWS ARISES SOLELY AND VERIFIABLY FROM OR VERIFIABLY RELATES SOLELY TO ANY ACTION BY THE ADMINISTRATIVE AGENT OR ITS AUTHORIZED AGENT WHILE THE ADMINISTRATIVE AGENT IS IN POSSESSION AND CONTROL OF SUCH BORROWER PROPERTY. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE BORROWERS HEREBY JOINTLY AND SEVERALLY AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT. Any Indemnified Liabilities shall be paid to the Lender Parties within ten (10) days of demand (or immediately upon demand after the occurrence of an Event of Default), together with interest thereon at the Default Rate from the date funds have been paid by the Lender Parties until paid by the Borrowers, be added to the Obligations, and be secured by the Collateral. Regarding the foregoing in this Section 15.17, the Administrative Agent will use reasonable efforts to give written notice to Parent of any claim of indemnification hereunder, but Administrative Agent will not have any liability for failure to provide such written notice. Further, if the Borrowers acknowledge in writing to Administrative Agent that, as between the Borrowers and the Lender Parties, the Borrowers are liable and responsible for any Indemnified Liabilities to Lender Parties in connection with any such claim: (a) if Borrowers promptly notify the Administrative Agent in writing that the Borrowers desire to and shall undertake to diligently and timely defend any such claim, the Borrowers will have the right to select legal counsel to defend such claim, which counsel must be reasonably acceptable to Administrative Agent and the Required Lenders that may be affected by such claim; provided, however, prior to the Borrowers’ defense of any such claim seeking or demanding payment of an amount in excess of Five Million Dollars ($5,000,000), the Administrative Agent may, in its reasonable determination, require the Borrowers to post a bond (or other security reasonably acceptable to the Administrative Agent) in favor of the Lender Parties (as applicable) in an amount not less than the amount demanded in connection with such claim and otherwise issued by a Person reasonably acceptable to the Administrative Agent; (b) as long as Borrowers are diligently and timely defending any such claim (and, without limiting any similar obligation contained herein, paying when due (or otherwise acknowledging responsibility therefor in writing to Administrative Agent upon its written request) any associated costs, expenses and attorneys’ fees), the Administrative Agent and Lenders will not settle such claim without the Parent’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed; (c) the Administrative Agent and the Lenders shall be entitled to participate in the defense thereof with counsel of their own selection; and (d) any compromise, settlement or offer of settlement of such claim by the Borrowers shall require the prior written consent of the

Administrative Agent, which consent will not be unreasonably withheld, and unless such prior written consent is obtained, the Borrowers shall continue the diligent and timely defense of such claim at their sole cost and expense; provided, however, if, as a result of any such proposed settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against any Lender Party, or (ii) such settlement or cessation could lead to liability or create any financial or other obligation or liability on the part of any Lender Party for which any Lender Party is not entitled to indemnification hereunder, or (iii) a Material Adverse Effect would occur, the Borrowers shall not be permitted to settle or conclude such defense without the prior written consent of the Administrative Agent which consent may be given or not given in its sole and absolute determination; provided, further, with respect to subsection (d) of this Section, no such consent of Administrative Agent (or any other Lender) will be required if the settlement of such claim involves solely the payment of money by the Borrowers (and with no ramification or detrimental effect of any kind to any Lender Party).
     15.18 Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. The Borrowers agree that neither the Administrative Agent nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE INITIAL CLOSING DATE). The Borrowers acknowledge that they have been advised by their legal counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.
     15.19 No Novation But Merely a Restatement. Each of the Borrowers, the Administrative Agent and the Lenders are entering into this Agreement to satisfy their mutual desire to amend and restate the Original Credit Agreement. This Agreement shall not effectuate or create a novation of the obligations of the Borrowers to the Administrative Agent or the Lenders, but merely constitutes a restatement and, where applicable, an amendment of the terms governing such obligations.
     15.20 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect until the Obligations have been paid in full and this Agreement and the other Loan Documents shall have terminated. Each Borrower hereby irrevocably appoints and authorizes the Parent (i) to provide Administrative Agent and the Lenders with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Parent deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Administrative Agent and the Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Administrative Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Administrative Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Administrative Agent and each Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loans and Collateral of Borrowers as herein provided or in any other Loan Document, (b) Administrative Agent’s and Lenders’ relying on any instructions of the Parent, or (c) any other action taken by Administrative Agent or any Lender hereunder or under the other Loan Documents, except for the gross negligence or willful misconduct of the Administrative Agent or the Lenders.
     15.21 [Intentionally Omitted.]
     15.22 Joint and Several Liability. (a) The liability and obligations of each Borrower for payment and performance of the Obligations to the Administrative Agent and the Lenders under this Agreement or under any of the Loan Documents to which any Borrower is a party shall be joint and several. Such joint and several liability of each Borrower shall to the fullest extent permitted by law remain and exist regardless of whether a Borrower actually receives loans or other extensions of credit hereunder or the amount of such loans received or the manner in which Lenders account for such loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to loans made to it and related fees, costs and expenses, and each Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to loans made to the other Borrowers hereunder together with the related fees, costs and expenses, shall be separate and distinct Obligations, all of which are primary Obligations of each Borrower. Each Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to loans or other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all of any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from the other Borrowers, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Administrative Agent or Lenders with respect to any provision of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to the Administrative Agent or the Lenders, (iv) the failure by the Administrative Agent or the Lenders to take any steps to perfect and maintain their security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Borrowers, (v) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the U.S. Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Administrative Agent’s or Lenders’ claims for repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstance which might constitute a legal or equitable discharge or defense of a guarantor of any other Borrower, other than indefeasible payment in full of such Obligations. With respect to each Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to loans or other extensions of credit made to any other Borrower hereunder, each such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated in accordance with its terms, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of a Borrower to the Administrative Agent or any Lender, whether any such right arises by way of suretyship or otherwise.
     (b) Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which any of the Borrowers (which Obligations are not direct borrowings or direct obligations of such Borrower (the “Non-Direct Obligations”)) shall be liable shall not exceed the maximum amount for which such Borrower can be liable without rendering such Non-Direct Obligations, as they relate to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer. To the extent that any Borrower shall be required hereunder to pay a portion of its Non-Direct Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by such Borrower from any of the loans evidenced hereby in respect of such Non-Direct Obligations, and (ii) the amount which such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of the Non-Direct Obligations of such Borrower (excluding the amount thereof repaid by the other Borrower) in the same proportion as such Borrower’s net worth at the date of any applicable borrowing hereunder is sought bears to the aggregate net worth of all of the Borrowers at the date of such applicable borrowing hereunder is sought, then such Borrower shall be reimbursed by the other Borrower for the amount of such excess, pro rata based on the respective net worths of the Borrowers at the date of such applicable borrowing with respect hereto is sought.

     15.23 Right of Offer on Refinancing. As an express condition precedent for the Administrative Agent (and LaSalle in its individual capacity) agreeing to enter into this Agreement, each of the Borrowers hereby grant to the Administrative Agent (and LaSalle in its individual capacity) a right of first offer to act as administrative agent and lead lender in connection with any refinancing of the Loans; provided, however, this Section 15.23 shall not in and of itself in any way legally bind or commit the Administrative Agent (or LaSalle in its individual capacity) to provide any such refinancing. Prior to refinancing the Loans, the Parent shall provide written notice to the Administrative Agent of the Borrowers’ intention of same and Parent (on behalf of all Borrowers) and Administrative Agent shall negotiate in good faith for a period of twenty (20) days to reach agreement on the material terms of the new loan(s) to refinance the Loans. If Parent (on behalf of all Borrowers) and Administrative Agent have not agreed upon such material terms within said twenty (20) day period, then Borrowers shall be free to negotiate a refinancing with any other Person.
     15.24 Term B Loan Increase. So long as no Unmatured Event of Default or Event of Default shall have occurred and be continuing, the Borrowers may request at any time that the Administrative Agent utilize its best efforts to cause the Lenders (or any other subsequent lending institution meeting the requirements of a lender as provided herein) to increase their Term B Loan Commitment by an amount not to exceed Fifty Five Million Dollars ($55,000,000) in the aggregate thereafter; provided, however, this Section 15.24 shall not in and of itself in any way legally bind or commit the Administrative Agent (except as hereinabove described solely with respect to utilization of best efforts) (or any Lenders) to agree to such increase in the Term B Loan, and any agreement to such increase shall be ultimately determined by each Lender and the Administrative Agent in each of their sole and absolute discretion, it being understood that such Term B Loan increase may be furnished by only some of the Lenders.
     15.25 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE FEDERAL AND STATE COURTS IN COOK COUNTY, STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN COOK COUNTY, STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED

TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     15.26 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

AVIV FINANCING I, L.L.C.

By:			AVIV HEALTHCARE PROPERTIES
OPERATING PARTNERSHIP I, L.P.
Its:			Sole Member

	By:		AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP
	Its:		General Partner

		By:	AVIV HEALTHCARE, L.L.C.
		Its:	General Partner

By:			Zev Karkomi

Name:			Zev Karkomi
Its:			Manager

By:			Craig M. Bernfield

Name:			Craig M. Bernfield
Its:			Manager

ALAMOGORDO AVIV, L.L.C.
AVIV FOOTHILLS, L.L.C.
AVIV LIBERTY, L.L.C.
BELLINGHAM II ASSOCIATES, L.L.C.
BENTON HARBOR, L.L.C.
BONHAM TEXAS, L.L.C.
BURTON NH PROPERTY, L.L.C.
CASA/SIERRA CALIFORNIA ASSOCIATES, L.L.C.
CHIPPEWA VALLEY, L.L.C.
CLAYTON ASSOCIATES, L.L.C.
COLUMBIA VIEW ASSOCIATES, L.L.C.
COLUMBUS WESTERN AVENUE, L.L.C.
COLUMBUS TEXAS AVIV, L.L.C.
COMMERCE NURSING HOMES, L.L.C.
DENISON TEXAS, L.L.C.
EFFINGHAM ASSOCIATES, L.L.C.
FALFURRIAS TEXAS, L.L.C.
FLORENCE HEIGHTS ASSOCIATES, L.L.C.
FOUNTAIN ASSOCIATES, L.L.C.
FULLERTON CALIFORNIA, L.L.C.
GILTEX CARE, L.L.C.
HIGHLAND LEASEHOLD, L.L.C.

HOBBS ASSOCIATES, L.L.C.
HOUSTON TEXAS AVIV, L.L.C.
HUTCHINSON KANSAS, L.L.C.
IDAHO ASSOCIATES, L.L.C.
KARAN ASSOCIATES, L.L.C.
KINGSVILLE TEXAS, L.L.C.
MANOR ASSOCIATES, L.L.C.
MASSACHUSETTS NURSING HOMES, L.L.C.
MINNESOTA ASSOCIATES, L.L.C.
MISSION RIVERSIDE PROPERTY L.L.C.
MISSOURI ASSOCIATES, L.L.C.
MISSOURI REGENCY ASSOCIATES, L.L.C.
MONTANA ASSOCIATES, L.L.C.
MT. VERNON TEXAS, L.L.C.
N.M. BLOOMFIELD THREE PLUS ONE LIMITED COMPANY
N.M. ESPANOLA THREE PLUS ONE LIMITED COMPANY
N.M. LORDSBURG THREE PLUS ONE LIMITED COMPANY
N.M. SILVER CITY THREE PLUS ONE LIMITED COMPANY
NORTHRIDGE ARKANSAS, L.L.C.
OAKLAND NURSING HOMES, L.L.C.
OCTOBER ASSOCIATES, L.L.C.
OGDEN ASSOCIATES, L.L.C.
OMAHA ASSOCIATES, L.L.C.
ORANGE, L.L.C.
OREGON ASSOCIATES, L.L.C.
PEABODY ASSOCIATES, L.L.C.
POMONA VISTA L.L.C.
PRESCOTT ARKANSAS, L.L.C.
RATON PROPERTY LIMITED COMPANY
RED ROCKS, L.L.C.
ROSE BALDWIN PARK PROPERTY L.L.C.
SALEM ASSOCIATES, L.L.C.
SAN JUAN NH PROPERTY, L.L.C.
SANDPOINT, L.L.C.
SANTA FE MISSOURI ASSOCIATES, L.L.C.
SAVOY/BONHAM VENTURE, L.L.C.
SKYVIEW ASSOCIATES, L.L.C.
STAR CITY ARKANSAS, L.L.C.
SUN-MESA PROPERTIES, L.L.C.
WASHINGTON-OREGON ASSOCIATES, L.L.C.
WATAUGA ASSOCIATES, L.L.C.
WEST PEARL STREET, L.L.C.

WHEELER HEALTHCARE ASSOCIATES, L.L.C.
WILLIS TEXAS AVIV, L.L.C.
WOODLAND ARKANSAS, L.L.C.
YUBA AVIV, L.L.C.

By:		AVIV FINANCING I, L.L.C.
Its:		Sole member

By:		AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.
Its:		Sole member

By:		AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP
Its:		General partner

By:		AVIV HEALTHCARE, L.L.C.
Its:		General Partner

By:		Zev Karkomi

Name:		Zev Karkomi
Its:		Manager

By:		Craig M. Bernfield

Name:		Craig M. Bernfield
Its:		Manager

KB PINEHURST LIMITED PARTNERSHIP

By:		KB PINEHURST, L.L.C.
Its:		General Partner

	By:	Zev Karkomi

	Name:	Zev Karkomi
	Its:	Manager

	By:	Craig M. Bernfield

	Name:	Craig M. Bernfield
	Its:	Manager

KB NORTHWEST ASSOCIATES LIMITED PARTNERSHIP

By:		KB NORTHWEST PARTNERS, L.L.C.
Its:		General Partner

	By:	Zev Karkomi

	Name:	Zev Karkomi
	Its:	Manager

	By:	Craig M. Bernfield

	Name:	Craig M. Bernfield
	Its:	Manager

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:	Amy K. Hallberg
Amy K. Hallberg
First Vice President

BANCO POPULAR NORTH AMERICA

By:	[Illegible]

Title:	Senior Vice President

BANK LEUMI USA
By:	[Illegible]

Title:	FVP — Senior Lender

MB FINANCIAL BANK, N.A.

By:	Jack Sharp

Title:	Senior Vice President

BANK OF OKLAHOMA, N.A.

By:	Jane Faulkenberry

Title:	Senior Vice President

BUSEY BANK

By:	[Illegible]

Title:	Senior Vice President

ISRAEL DISCOUNT BANK OF NEW YORK

By:	Eileen Lewis

Title:	First Vice President

By:	Rachel H.. Magner

Title:	Vice President

JPMORGAN CHASE BANK NATIONAL ASSOCIATION

By:	[Illegible]

Title:	Assistant Vice President

LAKE FOREST BANK AND TRUST COMPANY

By:	[Illegible]

Title:	Executive Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	[Illegible]

Title:	Vice President